UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2

AMENDMENT NO. 4

SEC File Number 333-113627

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

RAPA MINING INC.

(Exact name of registrant as specified in its charter)

Nevada	1000	98-0415276
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Suite 900, 555 Burrard Street

Vancouver, British Columbia, V7X 1M8, Canada

(604) 836-5999

(Address and telephone number of principal executive offices)

Agent for Service	With a Copy to:
Brian Cheston, CEO Rapa Mining Inc. Suite 900, 555 Burrard Street Vancouver, British Columbia V7X 1M8 Canada Telephone: (604) 836-5999 Fax: (604) 648-8473	Joseph I. Emas 1224 Washington Avenue Miami Beach, Florida 33139 Telephone: (305) 531-1174 Fax: (305) 531-1274

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box.  [ ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock	4,225,000 shares	$0.20 per share	$845,000	$107.06

No exchange or over-the-counter market exists for Rapa Mining Inc.’s common stock. The offering price was arbitrarily established by management and does not reflect market value, assets or any established criteria of valuation.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such section 8(a), may determine.

SUBJECT TO COMPLETION

Prospectus      , 2004

RAPA MINING INC.

625,000 shares of common stock to be sold by the registrant as issuer and 3,600,000 shares of common stock to be sold by current shareholders.

This is the initial public offering of common stock of Rapa Mining Inc. and no public market currently exists for these shares.  Rapa Mining Inc. is offering, on a “self-underwritten” best efforts basis, for sale up to a maximum of 625,000 shares and a minimum 312,500 shares of our common stock at a price of $0.20 per share for a period of one hundred and eighty days from the date of this prospectus. All funds received from the sale of the initial 312,500 shares of our common stock will be held in our attorney’s escrow account to be distributed to us when the minimum is achieved or promptly returned to the investors in the event the minimum number of shares are not sold before the offering is closed.  There are no minimum purchase requirements for investors in this offering. No commissions will be paid for the sale of the 625,000 shares offered by Rapa Mining Inc. Concurrent with this offering, our selling shareholders are selling 3,600,000 shares at $0.20 per share. The selling shareholder offering is concurrent with the offering of 625,000 shares at $0.20 per share by us. Both offerings are being registered pursuant to this prospectus.

This investment involves a high degree of risk.  See “Risk Factors” beginning on page 6.

Price to Public	Underwriting Commissions	Proceeds to Rapa Mining Inc.

Per Share: $0.20 per share	$0	$0.20 per share
Total Offering: $845,000	$0	$125,000

If we are successful in obtaining a listing on the Over the Counter Bulletin Board (“OTCBB”), selling shareholders may sell at market prices or negotiated prices.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. The SEC has not made any recommendations that you buy or not buy the shares. Any representation to the contrary is a criminal offense.

We will amend and complete the information in this prospectus. Although we are permitted by US federal securities law to offer these securities using this prospectus, we may not sell them or accept your offer to buy them until the SEC has declared the documentation filed with the SEC relating to these securities effective. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal.

TABLE OF CONTENTS

		PAGE
Summary…………………………………….…...………………………………………………………		6
Risk Factors………………………………………………………………………………………...……		7
	Risks related to our operating results
-	If we do not obtain additional financing, our business will fail………………………………….….	7
-	Because we have only recently commenced business operations, we face a high risk of business failure and this could result in a total loss of your investment……………………………….………	7
-	Because our sole executive officer has only limited experience in mineral exploration and does not have formal training specific to the technicalities of mineral exploration, there is a higher risk our business will fail……………………………………………………………………………………...	8
-	Because of the speculative nature of mineral property exploration, there is substantial risk that no commercially exploitable minerals will be found and our business will fail……………………...…	8
-	Because of the inherent dangers involved in mineral exploration, there is a risk that we may incur liability or damages as we conduct our business………………………………………………...…...	8
-	If we discover commercial reserves of precious metals on our mineral property, we can provide no assurance that we will be able to successfully place the mineral claims into commercial production………………………………………………………………………………………..….	8
-	Because access to our mineral claims is often restricted by inclement weather, we will be delayed in our exploration and any future mining efforts……………………………………………….…….	9
-	As we undertake exploration of our mineral claims, we will be subject to compliance with government regulation that may increase the anticipated time and cost of our exploration program…………………………………………………………………………………………..…...	9
-	If we do not obtain clear title to our mineral claims, our business may fail……………………...….	9
-	Because we are a United States corporation, we are restricted from acquiring legal title to the British Columbia mineral claims directly and our business may fail.…………………………..…...	9
-	Because market factors in the mining business are largely out of our control, we may not be able to market any ore that may be found…………………………………………………………………....	10
-	We are required by our mineral property option agreement to incur $15,000 of expenditures for exploration work by October 31, 2004 and an additional $85,000 by October 31, 2005 and our venture will fail if we cannot raise these funds or extend the agreement…………………………....	10
-	If we complete a financing through the sale of additional shares of our common stock, then shareholders will experience dilution…………………………………………………………….….	10
	Risks related to the securities market
-	There is no liquidity and no public market for our common stock and it may prove impossible to sell your shares……………………………………………………………………………………….	10
-	This offering is being conducted on a “self underwriting” basis and we may be unable to obtain sufficient funds to become a viable company and you may lose your entire investment in this offering……………………………………………………………………………………………….	11
-	We are competing with our selling securities holders in our sales in this offering and this may hurt our ability to sell…………………………………………………………………………………….	11
-	Our Auditors have expressed substantial doubt about our ability to continue as a “going concern”……………………………………………………………………………………………....	11
Use of Proceeds………………………………………………………………………………………….		11
Determination of Offering Price…………………………………………………………………………		13
Dilution…………………………………………………………………………………………………..		13
Selling Shareholders……………………………………………………………………………………..		14
Plan of Distribution……………………………………………………………………………………...		17
Legal Proceedings……………………………………………………………………………………….		21
Directors, Executive Officers, Promoters and Control Persons…………………………………………		21
Security Ownership of Certain Beneficial Owners and Management…………………………………..		24
Description of Securities………………………………………………………………………………...		24
Interests of Named Experts and Counsel………………………………………………………………..		25
Disclosure of Commission Position of Indemnification for Securities Act Liabilities…….…………		25
Organization Within Last Five Years…………………………………………………………………		26
Description of Business……………………………………………………………………………….		26
Plan of Operation……………………………………………………………………………………..		33
Description of Property……………………………………………………………………………….		36
Certain Relationships and Related Transactions……………………………………………………...		36
Market for Common Equity and Related Stockholder Matters………………………………………		36
Executive Compensation……………………………………………………………………………..		37
Index to Financial Statements………………………………………………………………………...		38
Financial Statements………………………………………………………………………………….		39
Changes in and Disagreements with Accountants Disclosure………………………………………..		58
Available Information………………………………………………………………………………...		58

Prospectus Summary

The following summary is a shortened version of more detailed information, exhibits and financial statements appearing elsewhere in this prospectus. Prospective investors are urged to read this prospectus in its entirety.

We propose to be in the business of mineral exploration. We have the option to purchase a 100% interest, as defined on page 21, in two mineral claims units located in the Kamloops Mining Division, British Columbia, Canada which we refer to as the Chu Chua property. Our objective is to conduct mineral exploration activities on the Chu Chua property in order to assess whether it possesses commercially exploitable reserves of minerals. We are an exploration stage company and there is no assurance that a commercially viable mineral deposit exists on any of our properties, and a great deal of further exploration will be required before a final evaluation as to the economic and legal feasibility for our future development is determined. Our claim to this property has been recorded as claim no’s: 400498 and 400499, Kamloops Mining Division (Claim Map Sheet 092P040). Number of claim units: 16.

In mining language, we are considered an exploration or exploratory stage company. In our case, this means that we are involved in the examination and investigation of land that we believe may contain valuable minerals, for the purpose of discovering the presence of ore, if any, and its extent. No commercially exploitable reserves have been found on the Chu Chua property and we cannot assure investors that any such reserves will be found.

We have no revenues, have achieved losses since inception, have no operations, have been issued a going concern opinion by our auditors and rely upon the sale of our securities to fund operations.

Name, Address, and Telephone Number of Registrant

Rapa Mining Inc.

Suite 900, 555 Burrard Street

Vancouver, British Columbia, V7X 1M8, Canada

(604) 836-5999

The Offering

-

Price per share offered

$0.20

-

common stock currently outstanding

5,800,000 shares

-

common stock offered by the company

   625,000 shares

-

common stock to be outstanding after the offering

6,425,000 shares

(assuming all shares are sold)

Concurrent with this offering, our selling shareholders are selling 3,600,000 shares of common stock which represents over 62% of our common stock issued and outstanding as of the date of this prospectus and over 85% of the common stock being offered in this registration statement. The 3,600,000 shares of common stock were issued for cash consideration of $0.01 per share in January 2004 which is significantly lower that the offering price to the public of $0.20 per share in this registration statement. The effect of the selling shareholders is they may be willing to sell at much lower prices than the $0.20 price per share in our offering. This may impeded our ability to raise capital in our registration statement and any subsequent secondary offerings. However, selling shareholders must sell their shares at a fixed price of $0.20 per share until the shares are successfully listed on the OTCBB. No arrangement is in place to counter this effect. The selling shareholder offering is concurrent with the offering of 625,000 shares at $0.20 per share by us. Both offerings are being registered pursuant to this prospectus.

The offering price was arbitrarily established by management and does not reflect market value, assets or any established criteria of valuation.

Summary Financial Information

Balance sheet

	April 30, 2004 (Unaudited)	January 31, 2004 (Audited)
Cash	$7,406	$18,883
Total Assets	$8,424	$18,883
Total Liabilities	$2,871	$5,000
Total Stockholders’ Equity	$5,553	$13,883

Statement of Loss and Deficit

	Three months ended April 30, 2004 (Unaudited)	From inception (December 31, 2003) to January 31, 2004 (Audited)
Operation Expenses	$8,330	$26,117
Net Loss	$8,330	$26,117

Risk Factors

Risk factors affecting operating results.

Any investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. You may lose all or part of your investment in this offering.

If we do not obtain additional financing, our business will fail.

Our current operating funds are less than necessary to complete the exploration of our mineral claims, and therefore we will need to obtain additional financing in order to complete our business plan. As of August 9, 2004, we had cash on hand of $2,800. Our business plan calls for significant expenses in connection with the exploration of the Chu Chua property. The phase one exploration program on the property as recommended by our consulting geologist is estimated to cost approximately $15,000. We are proposing to raise all of this amount pursuant to this offering. We will require additional financing in order to complete the phase two activities.

We must make exploration expenditures on the Chu Chua property of at least $15,000 by October 31, 2004 in order to keep our option to acquire the property in good standing. If we cannot raise funds for the exploration expenditures, we must either renegotiate our agreement with the property vendor or lose any interest in the Chu Chua property. In the event of any of the above you could lose all or part of your investment in this offering.

Because we have only recently commenced business operations, we face a high risk of business failure and this could result in a total loss of your investment.

We have not begun the initial stages of exploration of our mineral claims, and thus have no way to valuate the likelihood that we will be able to operate our business successfully. We were incorporated on December 11, 2003, and to date have been involved primarily in organizational activities and the acquisition of the mineral claims.  We have not earned any revenues and we never achieved profitability as of the date of this prospectus. Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to exploration and additional costs and expenses that may exceed current estimates. We have no history upon which to base any assumption as to the likelihood that our business will prove successful, and we can provide no assurance to investors that we will generate any operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks, our business will likely fail and you will lose your entire investment in this offering.

Because our sole executive officer has only limited experience in mineral exploration and does not have formal training specific to the technicalities of mineral exploration, there is a higher risk our business will fail.

Mr. Brian Cheston, our sole executive officer and a director, has only limited experience as an officer or director of a mineral exploration company and he does not have formal training as a geologist or in the technical aspects of management of a mineral exploration company.  As a result of this inexperience, there is a higher risk of our being unable to complete our business plan for the exploration of our mineral claims. In addition, we will have to rely on the technical services of others with expertise in geological exploration in order for us to carry our planned exploration program. If we are unable to contract for the services of such individuals, it will make it difficult and maybe impossible to pursue our business plan. There is thus a higher risk that our operations, earnings and ultimate financial success could suffer irreparable harm and our business will likely fail and you will lose your entire investment in this offering.

Because of the speculative nature of mineral property exploration, there is substantial risk that no commercially exploitable minerals will be found and our business will fail.

The search for valuable minerals as a business is extremely risky. We can provide investors with no assurance that the Chu Chua property contains commercially exploitable reserves. Exploration for minerals is a speculative venture necessarily involving substantial risk. The exploration work that we intend to conduct on the Chu Chua property may not result in the discovery of commercial quantities of ore. Problems such as unusual or unexpected rock formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts. In such a case, we would be unable to complete our business plan and you would lose your entire investment in this offering.

Because of the inherent dangers involved in mineral exploration, there is a risk that we may incur liability or damages as we conduct our business.

The search for valuable minerals involves numerous hazards. As a result, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which we cannot insure or against which we may elect not to insure. We currently have no such insurance and nor do we expect to get such insurance for the foreseeable future. If a hazard were to occur, the costs of rectifying the hazard may exceed our asset value and cause us to liquidate all our assets resulting in the loss of your entire investment in this offering.

If we discover commercial reserves of precious metals on our mineral property, we can provide no assurance that we will be able to successfully place the mineral claims into commercial production.

Our mineral property does not contain any known bodies of ore. If our exploration programs are successful in establishing ore of commercial tonnage and grade, we will require additional funds in order to place the mineral claims into commercial production. In such an event, we may be unable to obtain any such funds or to obtain such funds on terms that we consider economically feasible and you may lose your entire investment in this offering.

Because access to our mineral claims is often restricted by inclement weather, we will be delayed in our exploration and any future mining efforts.

Access to the mineral claims is restricted to the period between May and October of each year due to snow and storms in the area. As a result, any attempts to visit, test or explore the property are largely limited to the few months out of the year when weather permits such activities. These limitations can result in significant delays in exploration efforts, as well as mining and production in the event that commercial amounts of minerals are found. Such delays can result in our failure to meet deadlines for exploration expenditures as defined in the mineral property option agreement. This will cause our business venture to fail and the loss of your entire investment in this offering unless we can negotiate an extension of the deadlines. .

As we undertake exploration of our mineral claims, we will be subject to compliance with government regulation that may increase the anticipated time and cost of our exploration program.

There are several governmental regulations that materially restrict the exploration of minerals. We will be subject to the Mining Act of British Columbia as we carry out our exploration program. We may be required to obtain work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these regulations. While our planned exploration program budgets for regulatory compliance, there is a risk that new regulations could increase our time and costs of doing business and prevent us from carrying out our exploration program.

If we do not obtain clear title to our mineral claims, our business may fail.

While we have obtained geological reports with respect to our mineral property, this should not be construed as a guarantee of title. The property may be subject to prior unregistered agreements or transfers or native land claims, and title may be affected by undetected defects. The Chu Chua property has not been surveyed and therefore, the precise location and boundaries of the property may be in doubt. We will likely complete a survey on the property as part of the proposed phase two exploration work program. If the survey results are defective, the claimholder will lose all right and title to the ground now held by the mineral claims. There may be legal remedies against the optionee, Rockcutter Capital Inc., if the representations and warranties provided in the option agreement are not accurate. However, there are no assurances of legal success and there are no assurances, if a legal claim was successful, that we would be compensated adequately to cover the losses on your investment in this offering. If we are unable to obtain clear title you may lose your entire investment in this offering.

Because we are a United States corporation, we are restricted from acquiring legal title to the British Columbia mineral claims directly and our business may fail.

Legal title of the mineral claims is currently with Rockcutter Capital Inc., a Canadian corporation with whom we’ve entered into an option agreement. If we exercise the option to acquire the mineral claims, we will not be able to acquire legal title to the mineral claims directly because the British Columbia Mineral Tenure Act requires all claimholders to be Canadian citizens or Canadian corporations, amongst other conditions. If we attempt to acquire legal title to the mineral claims directly, we will be unsuccessful because we are a Nevada corporation. We will have to seek an alternative method of acquiring legal title to the mineral claims, including the possibility of a nominee owner who will hold the legal title on behalf of us. However, there are no assurances that we will ever be able to get legal title to the mineral claims, through a nominee or otherwise, and we could lose all right and title to the ground now held by the mineral claims. If we are unable to obtain legal title you may lose your entire investment in this offering.

Because market factors in the mining business are largely out of our control, we may not be able to market any ore that may be found.

The mining industry, in general, is intensively competitive and we can provide no assurance to investors even if commercial quantities of ore are discovered that a ready market will exist for the sale of any ore found.  Numerous factors beyond our control may affect the marketability of any substances discovered. These factors include market fluctuations, the proximity and capacity of natural resource markets and processing equipment, government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in our not receiving an adequate return on invested capital and you may lose your entire investment in this offering.

We are required by our mineral property option agreement to incur $15,000 of expenditures for exploration work by October 31, 2004 and an additional $85,000 by October 31, 2005 and our venture will fail if we cannot raise these funds or extend the agreement.

Our mineral property agreement, dated January 5, 2004, requires us to incur $15,000 of expenditures for exploration work by October 31, 2004. We are further required, pursuant to this agreement, to incur exploration expenditures of $85,000 by October 31, 2005. Our venture will fail if we cannot raise these funds or extend the agreement. We conducted only preliminary negotiations with respect to extending this agreement, we have not sought a source for funding these expenditures, and, if we fail to make these expenditures, we may lose our mineral property option agreement with Rockcutter Capital Inc. and you could lose your entire investment in this offering.

If we complete a financing through the sale of additional shares of our common stock, then shareholders will experience dilution.

The offering price of $0.20 per share is substantially higher than the net tangible book value per share of our outstanding common stock. As a result, investors purchasing common stock in this offering will incur immediate dilution of $0.1837 per share if the maximum offering is completed. This dilution is due to earlier investors in our company having paid substantially less than the offering price when they purchased their shares. In addition, the most likely source of future financing presently available to us is through the sale of shares of our common stock. Any sale of shares will result in dilution to investors participating in this offering and to existing shareholders, which may result in a decrease in the price our common stock and the loss of part or all of your investment in this offering.

Risks Related to the Securities Market

There is no liquidity and no public market for our common stock and it may prove impossible to sell your shares.

There is presently no demand for the common stock of our company. There is presently no public market in our shares. While we intend to apply for a quotation on the OTCBB, we cannot guarantee that our application will be approved and our stock listed and quoted for sale. It may prove impossible to sell your shares.

This offering is being conducted on a “self underwriting” basis and we may be unable to obtain sufficient funds to become a viable company and you may lose your entire investment in this offering

Mr. Cheston, our sole officer and a director, on a “self underwriting” basis, is selling this offering. This means that no professional broker or dealer is involved in the offering of our shares and substantially increases the risk that we may be unable to sell all of our shares and may be undercapitalized. We may be unable to obtain sufficient funds to become a viable company and you may lose your entire investment in this offering.

We are competing with our selling securities holders in our sales in this offering and this may hurt our ability to sell.

Concurrently with our offering of 625,000 shares, our selling security holders are offering 3,600,000 shares of our stock.  We will not receive any proceeds from the sales, if any, of the 3,600,000 shares offered by our selling security holders. Because of this, our ability to sell shares and to raise necessary capital may be severely impeded. We could become worse impeded if our shares are quoted on the OTCBB, since our shareholders may sell at a price below $0.20 per share and this could severely impact upon or even destroy our ability to sell our 625,000 shares.

Our Auditors have expressed substantial doubt about our ability to continue as a “going concern”.

The accompanying financial statements have been prepared assuming that we will continue as a going concern.  As discussed in Note 1 to the financial statements, we were recently incorporated on December 11, 2003, and we do not have a history of earnings, which raises substantial doubt about our ability to continue as a going concern. Our management's plans in regard to this matter are described in Note 2. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Use of Proceeds

The following table indicates the use of proceeds based on the percentage of the financing that is successfully sold.

	Table 1 Sale of 100% of stock offered	Table 2 Sale of 75% of stock offered	Table 3 Sale of 50% of stock offered
Gross proceeds	$ 125,000	$ 93,750	$ 62,500
Less expenses of offering:
Legal fees	15,000	15,000	15,000
Accounting	10,000	10,000	10,000
Electronic filing and printing	1,000	1,000	1,000
Net proceeds	99,000	67,750	36,500

Use of net proceeds:
Phase one exploration expenditures:
Data acquisition	2,500	2,500	2,500
Review of data for field work	1,500	1,500	1,500
Field program:
Geologist (five days @$400/day)	2,000	2,000	2,000
Assistant (five days @$200/day)	1,000	1,000	1,000
Travel, lodging and expenses	2,000	2,000	2,000
Geological report	6,000	6,000	6,000
Total phase one exploration expenditures	15,000	15,000	15,000

Twelve months working capital:
Accounting and auditing	6,500	6,500	6,500
Legal	3,500	3,500	3,500
Transfer agent	1,000	1,000	1,000
General office	1,000	1,000	1,000
Total twelve months working capital	12,000	12,000	12,000
Filing fees for property	5,000	5,000	5,000
General working capital	67,000	35,750	4,500
Total use of net proceeds	$ 99,000	$ 67,750	$ 36,500

Analysis of Financing Scenarios

We do not anticipate remunerating any our officers and directors from the proceeds of this offering and we have not allocated any working capital or general working capital for any such remuneration from the proceeds of this offering.

Mr. Brian Cheston, our president, has verbally indicated to us that he will advance up to $45,000 over the next six months in order to enable us to proceed with this offering. These funds will be advanced to pay for the estimated offering costs of approximately $26,000 and incur the $15,000 in exploration expenditures on the Chu Chua property due by October 31, 2004. Mr. Cheston has verbally agreed that these funds would be advanced as a shareholder loan, would bear no interest and would have no maturity date other than any accumulated shareholder loans for the purpose of paying for our offering costs and exploration expenditures on the Chu Chua property will be repaid out of the proceeds of this offering. To date, we have not issued any shareholder loans and Mr. Cheston is not legally obligated to provide this funding.

Table 1

Under table 1, 100% or 625,000 of the shares being offered (maximum offering) will be sold for gross proceeds of $125,000. The offering should provide adequate capital to fund the costs of the offering, fund the phase one exploration work program on the mineral claims, fund the necessary filing fees on the mineral claims over the next twelve months and fund the basic operating costs of our operations over the next twelve months. The excess of proceeds above these costs is $67,000 and is allocated to general working capital.

Table 2

Under table 2, 75% or 468,750 of the shares being offered will be sold for gross proceeds of $93,750. The offering should provide adequate capital to fund the costs of the offering, fund the phase one exploration work program on the mineral claims, fund the necessary filing fees on the mineral claims over the next twelve months and fund the basic operating costs of our operations over the next twelve months. The excess of proceeds above these costs is $35,750 and is allocated to general working capital.

Table 3

Under table 3, 50% or 312,500 of the shares being offered (minimum offering) will be sold for gross proceeds of $62,500. All funds received from the sale of the initial 312,500 shares of our common stock will be held in our attorney’s escrow account to be distributed to us when the minimum is achieved or promptly returned to the investors in the event the minimum number of shares are not sold before the Offering is closed. The offering should provide adequate capital to fund the costs of the offering, fund the phase one exploration work program on the mineral claims, fund the necessary filing fees on the mineral claims over the next twelve months and fund the basic operating costs of our operations over the next twelve months. The excess of proceeds above these costs is $4,500 and is allocated to general working capital.

General working capital

General working capital is allocated to costs overruns of the phase one exploration work program and/or cost overruns on our twelve month working capital requirements. These costs are estimates and, given the uncertain nature of mineral exploration, can often rise due to unforeseen or unexpected circumstance beyond our control. The use of the general working capital will not vary except in the following circumstances:

*

If during the phase one work program, our consulting geologist recommends that we materially expand the phase one work program, we may decide use all or part of the general working capital to fund this additional work.

*

If our determination is to proceed with the phase two work program upon the completion of the phase one work program, we may decide to use all or part of the general working capital to commence work on the phase two exploration program. However, phase two is budgeted for $85,000, an amount which exceeds the available general working capital and we will be required to raise additional funds to complete the phase two exploration work program.

*

If our determination is not to proceed with the phase two exploration work program upon the completion of the phase one work program, we may decide to use all or part of the general working capital to perform due diligence on the possible acquisition of additional resource properties. Such expenses may include purchase investigation costs such as professional fees by consulting geologists, preparation of geological reports on the properties, conducting title searches and travel costs for site visits. It is anticipated that such costs will not be sufficient to acquire any resources property and additional funds will be required to close any possible acquisition.

*

If our determination is not to proceed with the phase two exploration work program upon the completion of the phase one work program, we may decide to use all or part of the general working capital to keep us in good standing with the appropriate regulatory authorities beyond the twelve month period following the date of this prospectus. The general working capital will be used primarily for legal and accounting costs required for filing our quarterly and annual reports.

Determination of Offering Price

The offering price was arbitrarily established by management and does not reflect market value, assets or any established criteria of valuation.

Dilution

Rapa Mining, Inc., prior to this offering has 5,800,000 shares of stock issued and outstanding. 3,600,000 of these shares are being registered for sale by our present shareholders in this prospectus. The selling shareholder offering is concurrent with the offering of 625,000 shares at $0.20 per share by us. Both offerings are being registered pursuant to this prospectus.

The following table illustrates the difference between the price paid by present shareholders and the price to be paid by subscribers to this offering.

Shareholder type	Average of price paid	Percentage of consideration (50% subscription)	Percentage of consideration (75% subscription)	Percentage of consideration (100% subscription)	Percentage of shares held (50% subscription)	Percentage of shares held (75% subscription)	Percentage of shares held (100% subscription)
Present shareholders	$0.007	39.02%	29.91%	24.24%	94.89%	92.52	90.27%
Investors in this offering	$0.20	60.98%	70.09%	75.76%	5.11%	7.48%	9.73%

The following table will show the net tangible value of the shares before and after shares are subscribed in this offering. The net tangible value after shares are subscribed for is net of the estimated offering expenses of $26,000

	Before offering	After 50% of offering	After 75% of offering	After 100% of offering
Net tangible book value per share:	$0.0009	$0.0069	$0.0117	$0.0163
Increase in net tangible book value for current investors:	NA	$0.0060	$0.0108	$0.0154
Dilution factor to new investors:	NA	$0.1931	$0.1883	$0.1837

The above table indicates that our net tangible book value as of April 30, 2004 was $0.0009. Our net tangible book value has decreased from $0.0024 as at January 31, 2004 due to the operating loss experienced during the three month period ended April 30, 2004 of $8,330 and a resulting decrease in working capital.

If half of this offering were subscribed to, you would lose $0.1931 cents value (96.6%) of the $0.20 cents you paid per share. If three quarters of this offering were subscribed to, you would lose $0.1883 cents value (94.2%) of the $0.20 cents you paid per share. If all of the offering were completed you would still lose $0.1837 cents (91.9%) per share of the $0.20 cents you invested.

“Dilution” means the difference between our public offering price of $0.20 per share and our pro forma net tangible book value per share after giving effect to this offering. Net tangible book value per share is determined by dividing our tangible net worth, consisting of tangible assets less total liabilities, by the number of shares outstanding. The above table shows the net tangible book value of our shares both before and after the completion of this offering.

Selling Shareholders

The selling shareholders named in this prospectus are offering 3,600,000 shares of the 4,225,000 shares of common stock offered through this prospectus. The shares include 3,600,000 shares of our common stock that the selling shareholders acquired from us in an offering that was exempt from registration under Regulation S of the Securities Act of 1933 and completed on January 16, 2004. The selling shareholder offering is concurrent with the offering of 625,000 shares at $0.20 per share by us. Both offerings are being registered pursuant to this prospectus.

The following table provides as of the date of this prospectus information regarding the beneficial ownership of our common stock held by each of the selling shareholders, including:

1. the number of shares owned by each prior to this offering;

2. the total number of shares that are to be offered for each;

3. the total number of shares that will be owned by each upon completion of the offering;

4. the percentage owned by each; and

5. the identity of the beneficial holder of any entity that owns the shares.

Name of selling shareholder	Shares owned prior to this offering	Total number of shares to be offered for selling shareholders account	Total shares to be owned Upon completion of this offering	Percent owned upon completion of this offering

Ken Taylor #4 – 1065 Bute Street Vancouver, B.C. V6E 1Z2	200,000	200,000	-0-	-0-

Kurt Lahey 2716 West 10th Ave. Vancouver, B.C. V6K 2J9	200,000	200,000	-0-	-0-

Chien Tung Kiing 1660 Kamloops Street Vancouver, B.C. V5K 3W4	200,000	200,000	-0-	-0-

Alex Nam 3438 Dalebright Drive Burnaby, B.C. V5A 3E5	200,000	200,000	-0-	-0-

Keith Lahey 1620 Barclay Street Vancouver, B.C. V6G 1K1	200,000	200,000	-0-	-0-

Spencer Webster 7438 Hawthorne Terrace Burnaby, B.C. V5E 4K6	200,000	200,000	-0-	-0-

Jason Barnard 1207 – 1755 Haro St. Vancouver, B.C. V6G 1H7	200,000	200,000	-0-	-0-

Burgess Chow 16C – 199 Drake Street Vancouver, B.C. V6Z 2T9	200,000	200,000	-0-	-0-

Mac Parlee 1203 – 3061 Kent Ave. Vancouver, B.C. V5S 4P5	200,000	200,000	-0-	-0-

Joey Huang 1288 West 7th Ave. Vancouver, B.C. V6H 1B6	200,000	200,000	-0-	-0-

Vincent Lau 12 – 6388 Alder Street Richmond, B.C. V6Y 4G4	200,000	200,000	-0-	-0-

Donald Madec 11291 Merchantman Pl. Richmond, B.C. V7E 4R3	200,000	200,000	-0-	-0-

Gabriel So 4460 Bonavista Drive Richmond, B.C. V7E 5E5	200,000	200,000	-0-	-0-

Mike Wing 5455 Walter Place Burnaby, B.C. V5G 4K5	200,000	200,000	-0-	-0-

Teresa Wing Yan Lo 2095 East 37th Ave. Vancouver, B.C. V5P 1G3	200,000	200,000	-0-	-0-

Brian Battle 3708 - 1033 Marineside Vancouver, B.C. V6Z 3A3	200,000	200,000	-0-	-0-

Sherwin Kearley 2205 Aspen Drive Whistler, B.C. V0N 1B2	200,000	200,000	-0-	-0-

Keith Low 3131 Quinltette Crescent Coquitlam, B.C. V3E 3B6	200,000	200,000	-0-	-0-

Except as otherwise noted in the above list, the named party beneficially owns and has sole voting and investment power over all shares or rights to these shares.  The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold. The percentages are based on 5,800,000 shares of common stock outstanding on the date of this prospectus.

None of the selling shareholders or their beneficial owners:

-

has had a material relationship with us other than as a shareholder at any time within the past three years; or

-

has ever been one of our officers or directors or an officer or director of our predecessors or affiliates.

-

are broker-dealers or affiliates of broker-dealers.

Plan of Distribution

General

We will attempt to sell a maximum of 625,000 shares of our common stock to the public on a “self underwritten” basis. There can be no assurance that any of these shares will be sold. Our gross proceeds will be $125,000 if all the shares offered are sold. Neither we nor our officer or directors, nor any other person, will pay commissions or other fees, directly or indirectly, to any person or firm in connection with solicitation of the sales of the shares.

The Escrow Account

We have established an escrow account with our attorney, Joseph I. Emas (who will act as Escrow Agent), wherein funds will be held until such time as the minimum offering amount of 312,500 shares of our common stock at a price of $0.20 per share has been subscribed for. Prior to the completion of the minimum offering, subscribers shall have their payments deposited into the Escrow Agent’s non-interest bearing attorney’s account. If we do not complete the minimum offering within 180 days from the effective date of this prospectus, the Escrow Agent shall forthwith promptly return each subscriber’s respective subscription funds. If we complete the minimum offering within 180 days from the effective date of this prospectus and provide the Escrow Agent with certificates representing the shares of common stock subscribed for by the subscribers, the Escrow Agent shall forthwith release the subscription funds to us.

The following discussion addresses the material terms of the plan of distribution.

There is currently no market for any of our shares and little likelihood that a public market for such securities will develop after the closing of this offering or be sustained if developed. As such, investors may not be able to readily dispose of any shares purchased in this offering. Shares will be sold in reliance upon the safe harbor provisions of Rule 3a4-1 under the Exchange Act. Our sole executive officer, Mr. Brian Cheston, shall conduct the offering. Although Mr. Cheston is the associated person as that term is defined in Rule 3a4-1 under the Exchange Act, our counsel, Joseph I. Emas has advised us that Mr. Cheston will not be deemed to be a broker or dealer in the sale of our securities. Mr. Emas’s opinion with respect to our stock is included as an exhibit to this registration statement. More particularly Mr. Cheston satisfies Rule 3a4-1 of the Exchange Act for the following reasons:

* Mr. Cheston is not subject to a statutory disqualification as that term is defined in Section 3(a)(39) of the Exchange Act at the time of his participation in the sale of our securities.

* Mr. Cheston will not be compensated for his participation in the sale of our securities by the payment of commission or other remuneration based either directly or indirectly on transactions in securities.

* Mr. Cheston is not associated persons of a broker or dealers at the time of his participation in the sale of our securities.

* Mr. Cheston meets the conditions of paragraph (a)(4)(iii) of Rule 3a4-1 under the Exchange Act and accordingly he will restrict his participation to the following activities:

a) Preparing any written communication or delivering any communication through the mails or other means that does not involve oral solicitation by him of a potential purchaser;

b) Responding to inquiries of potential purchasers in a communication initiated by the potential purchasers, provided however, that the contents of responses are limited to information contained in a registration statement filed under the Securities Act or other offering document;

c) Performing ministerial and clerical work involved in effecting any transaction.

Mr. Cheston is fully aware of the provisions of Rule 3a4-1 under the Exchange Act and will conduct this offering in accordance with Rule 3a4-1, and will rely upon this rule. Should Mr. Cheston conduct this offering in any way that violates Rule 3a4-1, he and we could be subjected to enforcement proceedings, fines and sanctions by the Securities and Exchange Commission and by the regulatory authorities of any state or province in which our securities are offered.

Mr. Cheston and our other director, Mr. Chung, as well as all current shareholders, may purchase securities in this offering upon the same terms and conditions as public investors without limitation. Mr. Cheston, Mr. Chung, as well as current shareholders may purchase securities in this offering to reach the minimum offering amount. We have informed Mr. Cheston and our other director, Mr. Chung that while they are purchasing the securities, they (1) are required to comply with Regulation M under the Securities Exchange Act of 1934 (as described in more detail below), (2) may not engage in any stabilization activity, except as permitted under the Securities Exchange Act of 1934, (3) are required to furnish each broker-dealer (who may offer the common stock to be resold by our shareholders) copies of this prospectus, and (4) may not bid for or purchase any of our securities or attempt to induce any person to purchase any such securities except as permitted under the Securities Exchange Act of 1934.

Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security.  Mr. Cheston and Mr. Chung, if they purchase securities to reach the minimum offering, will either (i) purchase securities after the completion of the offering in order to reach the minimum amount; or (ii) make such purchases in reliance on an exemption pursuant to Regulation M, particularly that of purchases of securities from an issuer or selling security holder in connection with a distribution, that are not effected on a securities exchange, or through an inter-dealer quotation system or electronic communications network.

Mr. Cheston intends to deliver copies of the registration statement to close friends, relatives, former investors and business associates with a view to having them subscribe for shares of the offering. The registration statement will also be shown to other persons that Mr. Cheston thinks may have an interest in investing in us. Mr. Cheston will respond to inquiries of potential purchasers who have reviewed the registration statement and have questions regarding the offering. Mr. Cheston’ responses will be limited to the contents of the registration statement. He will not provide investors with any ancillary information. Mr. Cheston intends to contact all the investors who received a copy of the registration statement to see if the investor wishes to participate in the offering. The process will continue until we decide to close the offering or cease selling efforts.

The offering will remain open for a period until _______, 2004 or 180 days from the date of this prospectus, unless the entire gross proceeds are earlier received or we decide, in our sole discretion, to cease selling efforts.

Concurrent with this offering, our selling shareholders are selling 3,600,000 shares of common stock which represents over 62% of our common stock issued and outstanding as of the date of this prospectus and over 85% of the common stock being offered in this registration statement. The 3,600,000 shares of common stock were issued for cash consideration of $0.01 per share in January 2004 which is significantly lower that the offering price to the public of $0.20 per share in this registration statement. The effect of the selling shareholders is they may be willing to sell at much lower prices than the $0.20 price per share in our offering once our shares are successfully listed on the OTCBB. This may impeded our ability to raise capital in our registration statement and any subsequent secondary offerings. No arrangement is in place to counter this effect. The selling shareholder offering is concurrent with the offering of 625,000 shares at $0.20 per share by us. Both offerings are being registered pursuant to this prospectus.

While the registration statement is effective, selling shareholders may sell their shares directly to the public at price of $0.20 per share until our shares are quoted on the OTCBB, if ever, and thereafter at the prevailing market price of the OTCBB, without the aid of a broker or dealer, or they may sell their shares through a broker or dealer. Any commission, fee or other compensation of a broker or dealer would depend on the brokers or dealers involved in the transaction.

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

1. On such public markets or exchanges as the common stock may from time to time be trading;

2.  In privately negotiated transactions;

3.  Through the writing of options on the common stock;

4.  In short sales; or

5.  In any combination of these methods of distribution.

After listing on the OTCBB, the sales price offered by the selling shareholders to the public may be:

1.  The market price prevailing at the time of sale;

2.  A price related to such prevailing market price; or

3.  Such other price as the selling shareholders determine from time to time.

Regulation M

During such time as we may be engaged in a distribution of any of the shares we are registering by this registration statement, we are required to comply with Regulation M. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a “distribution” as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a “distribution participant” as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Penny Stock Rules

The Securities Exchange Commission has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

A purchaser is purchasing penny stock which limits the ability to sell the stock. The shares offered by this prospectus constitute penny stock under the Securities and Exchange Act. The shares will remain penny stock for the foreseeable future. The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his or her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in our company will be subject to rules 15g-1 through 15g-10 of the Securities and Exchange Act. Rather than creating a need to comply with those rules, some broker-dealers will refuse to attempt to sell penny stock.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Commission, which:

*

contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

*

contains a description of the broker's or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements;

*

contains a brief, clear, narrative description of a dealer market, including “bid” and “ask”  prices for penny stocks and the significance of the spread between the bid and ask price;

*

contains a toll-free telephone number for inquiries on disciplinary actions;

*

defines significant terms in the disclosure document or in the conduct of trading penny stocks; and

*

contains such other information and is in such form (including language, type, size, and format)  as the Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer:

*

with bid and offer quotations for the penny stock;

*

the compensation of the broker-dealer and its salesperson in the transaction;

*

the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

*

monthly account statements showing the market value of each penny stock held in the customer's  account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling those securities.

Rule 144 Shares

A total of 2,200,0000 shares of our common stock are available for resale to the public after December 18, 2004 in accordance with the volume and trading limitations of Rule 144 of the Act. In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1.  1% of the number of shares of the company’s common stock then outstanding which, in our case, will equal approximately 58,000 shares as of the date of this prospectus; or

2.  the average weekly trading volume of the company’s common stock during the four calendar weeks preceding  the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

As of the date of this prospectus, persons who are our affiliates hold 2,000,000 of the shares that will be eligible for Rule 144 sales. These persons would, however, be subject to the volume limitations discussed above and would not become eligible to use Rule 144(k) until at least three months after resigning as an officer and director, and then only if they retained less than 10% of the aggregate amount of common shares then outstanding.

We are bearing all costs relating to the registration of the common stock. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock by such selling shareholders.

The selling shareholders must comply with the requirements of the Securities Act and the Securities Exchange Act in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1.  Not engage in any stabilization activities in connection with our common stock;

2. Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

3.  Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.

No public market currently exists for our shares of common stock.  We intend to apply to have our shares traded on the Over-the-Counter Bulletin Board (“OTCBB”). The OTCBB, is a securities market but should not be confused with the NASDAQ market. OTCBB companies are subject to far less restrictions and regulations than are companies traded on the NASDAQ market. However there is no assurance that we can be traded on the OTCBB and the NASD, which regulates the OTCBB, has applied to the SEC to allow additional restrictions and requirements upon the part of OTCBB securities. We currently do not meet either the existing requirements or the proposed additional restrictions and requirements of the OTCBB, and we cannot assure you that we will ever meet these requirements.

Legal Proceedings.

We are not aware of any legal proceedings that have been or are currently being undertaken for or against us nor are we aware of any contemplated.

Directors, Executive Officers, Promoters and Control Persons

Directors:

Name of Director

Age

Brian Cheston

57

Paul Chung

46

Executive Officers:

Name of Officer	Age	Office
Brian Cheston	57	President, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer

The following describes the business experience of our directors and executive officers, including other directorships held in reporting companies:

Brian Cheston

President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and Director

Brian Cheston became a director of our company on December 11, 2003 and currently devotes approximately ten hours per week on our operations. Mr. Cheston is an independent businessman who has provided corporate administrative services throughout his career. Mr. Cheston has no professional training or technical credentials in the exploration, development and operations of metal mines.

Mr. Cheston was involved in the Canadian brokerage industry from 1969 through to 1995 in varying capacities ranging from corporate administrator to manager of trading services. His most recent employment in the brokerage business was with Brink, Hudson Lefever Ltd., a private retail brokerage company located in Vancouver, British Columbia, where Mr. Cheston held the position of corporate administrator between 1989 through to October 1995.

Mr. Cheston was the assistant to the superintendent of buildings and responsible for maintaining structures at Mayfair Lakes Golf and Country Club, a semi-private golf course located in Richmond, British Columbia, between October 1995 and December 1999. Mr. Cheston worked at Whitaker Consulting Ltd., a private information technology consulting firm, from December 1999 through to June 2000 where he provided corporate administrative services for the opening of the company’s new office facilities in Vancouver, British Columbia. Between July 2000 and February 2001, Mr. Cheston was not employed. Mr. Cheston was an automobile sales and leasing representative at Paul Fong Pontiac from March 2001 through to December 2001 and again at Summit Motors Ltd. from January 2002 to January 2003. Both car dealerships were private companies located in British Columbia.

Mr. Cheston has been involved in two junior publicly listed companies on the TSX Venture Exchange in Canada. Mr. Cheston was the Secretary of Shabute Ventures Inc., a public company listed on the TSX Venture Exchange in Canada, from August 2002 through to January 2003. Mr. Cheston assisted in the restructuring of the company which was involved in the environmental clean-up industry but was inactive during Mr. Cheston’s involvement with the company. Shabute is now involved in the exploration of oil and gas in Alberta, Canada. Between February 2003 through to September 2003, Mr. Cheston was not employed. In addition, Mr. Cheston was a director of Neuer Kapital Corp., a junior inactive mineral exploration company publicly listed on the TSX Venture Exchange’s NEX board in Canada, from October 2003 through to January 2004. Mr. Cheston assisted in the administration of the company’s seed financing for mineral exploration.

Paul Chung

Director

Mr. Paul Chung became a director of our company on December 11, 2003 and currently devotes approximately one hour per week on our operations. During periods of active exploration, Mr. Chung is expected to devote ten hours a week to the exploration program. Mr. Chung is experienced in project management and possesses extensive skills in bringing companies to the public markets and negotiating international transactions. As a director for numerous companies, Mr. Chung has conducted operations throughout North and South America and was responsible for asset acquisitions, project oversight, strategic planning, government liaison and ensuring strategic alignment between parent and subsidiary. Mr. Chung also has experience in asset acquisitions, financings, investor relations, and marketing for international businesses. Mr. Chung received a Bachelor of Science Degree in Geology from the University of British Columbia in 1981 and received a Masters of Business Administration from Athabasca University in 2001. Mr. Chung has been a practicing geologist since 1981 and has been a fellow of the Geological Association of Canada since 1984.

From 1981 through to 1994, Mr. Chung was a self-employed consulting geologist for various junior mining exploration companies. During this time, Mr. Chung worked extensively in the mineral exploration industry and performed many duties including, but not limited to, overseeing field work, mapping, prospecting, drilling, and analysis.

Since May 2003, Mr. Chung has been the Chief Financial Officer, Treasurer, Secretary and director of Geocom Resources Inc., a junior mineral exploration company focused on the mineral exploration of gold on its mineral properties in Argentina, Chile and Alaska. Mr. Chung is actively managing Geocom’s exploration program of its gold property in Argentina including the recently completed work program that included data reanalysis, satellite imagery interpretation, grid emplacement, geological mapping, rock chip sampling and soil sampling programs. Mr. Chung is now planning Geocom’s next work program at the Argentina property, including a drill program of a minimum 2,500 meters to test the newly identified targets. Geocom is publicly listed on the OTCBB. Since December 1994, Mr. Chung has been a director and manager of TNR Gold Corp. a junior mineral exploration publicly listed on the TSX Venture Exchange in Canada. TNR is focused on its gold mineral exploration properties in Alaska, Canada and Argentina. TNR and Geocom are joint venture partners on some of their respective exploration properties. From February 1998 to August 2003, Mr. Chung was a director of Secureview Systems Inc. Secureview is an inactive company listed on the OTCBB with an interest in development and training software. Mr. Chung is also a director of Mantle Minerals Inc. since May 2003. Mantle Minerals is a junior mineral exploration company that is not currently active. Mantle is listed on the TSX Venture Exchange’s NEX board in Canada. In addition, since August 2002, Mr. Chung has been a director of Mayfair Mining & Minerals Inc. a private United Kingdom mineral exploration company based in London, England. Mayfair’s assets consist of mineral claims located in British Columbia, Canada. Since February 2002, Mr. Chung has been the President of Clear Energy Systems Inc. a private development stage company incorporated in the United States that is focused on mobile power generation technology.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

We have no significant employees other than the officers and directors described above.

Security Ownership of Certain Beneficial Owners and Management

The following table provides the names and addresses of each person known to us to own more than 5% of our outstanding common stock as of August 9, 2004, and by the officers and directors, individually and as a group.  Except as otherwise indicated, all shares are owned directly.

Title of class	Name and address of beneficial owner	Amount and nature of beneficial owner	Percent of class
Common Stock	Brian Cheston 900 – 555 Burrard St. Vancouver, B.C. V7X 1M8	2,000,000	34.5%

Common Stock	Paul Chung 900 – 555 Burrard St. Vancouver, B.C. V7X 1M8	Nil	-%

Common Stock	All executive officers and directors as a group (one person)	2,000,000	34.5%

The percent of class is based on 5,800,000 shares of common stock issued and outstanding as of the date of this prospectus.

Description of Securities

General

Our authorized capital stock consists of 75,000,000 shares of common stock at a par value of $0.001 per share.

Common Stock

As at the date of this prospectus, 5,800,000 shares of common stock are issued and outstanding and held by 20 shareholders.

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

As of the date of this prospectus, there is no preferred stock issued or authorized.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Warrants

There are no outstanding warrants to purchase our securities.

Options

There are no options to purchase our securities outstanding. We may in the future establish an incentive stock option plan for our directors, employees and consultants.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Interests of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect of more than $50,000, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Our securities counsel is Joseph I. Emas, of Miami Beach, Florida. Mr. Emas passed upon the validity of the issuance of our securities under Nevada law.

The financial statements included in this prospectus and the registration statement have been audited by Dohan and Company, Certified Public Accountants, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The geological report for the Chu Chua property was prepared by Jim Chapman, B.Sc., P. Geo., and is included in reliance upon such report given upon the authority of Mr. Chapman as a professional geologist.

Disclosure of Commission Position of Indemnification for

Securities Act Liabilities

Our directors and officers are indemnified as provided by the Nevada Revised Statutes and our Bylaws. We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction.  We will then be governed by the court's decision.

Organization Within Last Five Years

We were incorporated on December 11, 2003 under the laws of the state of Nevada. On the date of our incorporation, we appointed Brian Cheston and Paul Chung as our directors. Also on December 11, 2003, Brian Cheston was appointed President, Chief Executive Officer, Secretary and Treasurer. On March 12, 2004, Mr. Cheston was appointed our Chief Financial Officer. Messrs. Cheston may be deemed to be our founder and promoter. Mr. Cheston participated in the initial private placement of our securities on December 18, 2003, purchasing 2,000,000 shares at a price of $0.001 per share.

Description of Business

We are an exploration stage company engaged in the acquisition and exploration of mineral properties.  By a mineral property agreement with Rockcutter Capital Inc., an arms length British Columbia corporation, dated January 5, 2004, we have the option to acquire a 100% interest in the Chu Chua property. This property consists of two mineral claims located approximately 15 miles north of the town of Barriere in the Kamloops Mining Division, British Columbia, Canada. Each claim is comprised of eight units, with each unit being a parcel of property reserved for mineral exploration that consists of 21.25 hectares. The total area of the Chu Chua property is approximately 340 hectares. Both claims are in good standing with the Province of British Columbia until February 19, 2005.

During the period from incorporation, December 11, 2003, to the date of this prospectus, we have raised capital through the sale of shares of our common stock in order to cover administrative expenses, the costs of the geological report and fund the cash payment for the option on the Chu Chua property.

Since we are an exploration stage company, there is no assurance that a commercially viable mineral deposit exists on any of our properties, and a great deal of further exploration will be required before a final evaluation as to the economic and legal feasibility for our future exploration is determined. We have no known reserves of any type of mineral.  To date, we have not discovered an economically viable mineral deposit on the Chu Chua property, and there is no assurance that we will discover one.

We do not consider ourselves to be a blank check as the term is defined in Regulation C, Rule 419, and we do not intend to merge with or acquire another company in the foreseeable future.

Chu Chua Property Agreement

In order to maintain our option to acquire the property in good standing, we must provide the following consideration to the Rockcutter Capital Inc.:

Cash Payment

We have paid Rockcutter Capital Inc. the sum of $10,000 cash upon execution of the option agreement.  No further cash consideration is due pursuant to the agreement.

Exploration Expenditures and Termination Deadlines

To avoid termination of the option agreement, we must incur at least $100,000 in exploration expenditures on the Chu Chua property as follows:

a) At least $15,000 by midnight on October 31, 2004; and

b) A further $85,000 by midnight on October 31, 2005.

If the above exploration expenditures have not been made by the prescribed deadlines, the option agreement will terminate and we will lose any and all rights to earn the mineral claims.

Issuance of Shares

We issued 200,000 shares in our capital stock to Rockcutter Capital Inc. upon execution of the option agreement. The 200,000 shares were issued at a deemed value of $2,000 or $0.01 per share, which was the same price per share that we sold our common stock for cash in January 2004. No further share issuances are required.

The total consideration paid to Rockcutter Capital Inc. upon execution of the option agreement was $12,000. The valuation of the option agreement was negotiated between our management and Rockcutter Capital Inc. and took into account the fact that prior mineral exploration work had been completed on the property in the amount estimated to be between $50,000 and $75,000. The mineral claims also offered accessibility by an existing paved highway and through existing logging roads which might increase the commercial viability of production of the mineral claims if commercially exploitable reserves are ever found.

Recording of the Mineral Claims

The Chu Chua mineral claims consist of two mineral claims located in the Kamloops Mining Division, British Columbia, Canada. Rockcutter Capital Inc., a British Columbia owns the mineral claims pursuant to the British Columbia Mining Tenure Act. The mineral claims have the following legal description:

Name of Mining Claim	Tenure Number	Map Number	Expiry Date
Chu Chua 1	400498	098P040	February 19, 2005
Chu Chua 3	400499	098P040	February 19, 2005

The two mineral claims were staked in February 2003 by Rockcutter Capital Inc. to cover an area of potential gold and copper mineralization, as identified by Rockcutter Capital Inc. Each mineral claim is effective until February 19, 2005. Rockcutter Capital Inc. is the beneficial owner of title to the mineral claims and no other person has any interest in the mineral claims, subject to our agreement to incur at least $100,000 in exploration expenditures with Rockcutter Capital Inc. by October 31, 2005.

If we exercise the option to acquire the mineral claims, we will not be able to acquire legal title to the mineral claims directly because the British Columbia Mineral Tenure Act requires all claimholders to be Canadian citizens or Canadian corporations, amongst other conditions. If we attempt to acquire legal title to the mineral claims directly, we will be unsuccessful because we are a Nevada corporation. We will likely engage a nominee owner who will hold the legal title on behalf of us. However, there are no assurances that we will ever be able to get legal title to the mineral claims, through a nominee or otherwise.

In order to maintain our mineral claims in good standing, we must complete exploration work on the mineral claims and file confirmation of the completion of work on the mineral claims with the applicable mining recording office of the Province of British Columbia. Currently, exploration work with a minimum value of $75 per unit is required during each year. Our claims encompass 16 units so our yearly commitment for exploration expenditures with the Province of British Columbia is $1,200. If we do not complete this minimum amount of exploration work, we may pay a fee of $75 per unit each year and bypass this requirement.

The British Columbia Mineral Tenure Act allows companies that do not wish to record all of their exploration expenditures during a year, to carry the excess in a portable credit account. The portable credits may be used in future years or may be used for other mineral claims in the province of British Columbia to satisfy the exploration work commitment. In February of 2004, we purchased $1,200 in portable credits from an unrelated third party for $520 and recorded the portable credits as payment in lieu of assessment work and a renewal certificate was issued by the Province of British Columbia extending the original expiration date from February 20, 2004 to February 19, 2005

The completion of mineral exploration work or payment in lieu of exploration work in any year will extend the existence of our mineral claims for one additional year. As our mineral claims are effective until February 19, 2005, we must file confirmation of the completion of exploration work in the minimum amount of $75 or make a payment in lieu or exploration work in the amount of $75 by February 19, 2005. If we fail to complete the minimum required amount of exploration work or fail to make a payment in lieu of this exploration work, then our mineral claims will lapse on February 19, 2005 and we will lose all interest that we have in these mineral claims. We are obligated to pay all filing fees to keep the mineral claims in good standing while the option agreement is in effect.

Technical Information Regarding the Property

The Chu Chua property is the subject of a geological report prepared by Jim Chapman, B.Sc., P. Geo., dated January 9, 2004. The following description of the Chu Chua property is summarized from Mr. Chapman’s report.  We paid $7,748 to Mr. Chapman for the preparation of this report.

There is no relationship between Mr. Chapman and us, our officers, our directors or our affiliates.

Location and Access.

The subject property lies 15 miles north of the small town of Barriere, in south central British Columbia. Located within the Kamloops Mining District, the property’s geographical coordinates are: North Latitude: 51o 23’, West Longitude: 120o 03’ (NTS Mapsheet 092P/08E). The area is approximately 165 miles northwest of Vancouver.

Access to the property can be gained by paved road north from Barriere to a network of logging roads. The general area has seen extensive clear-cut logging in the past, however we are not familiar with the current status of logging activity and associated roads.

Physiography and Climate

Topographic relief within the claim area ranges from about 4000 feet to 7,200 feet. Fieldwork is therefore generally limited to the period from late May to mid October due to significant accumulations of snow. Lower elevations support mature stands of spruce, balsam and pine however these become stunted and sparser above 5900 feet, typical of sub-alpine and alpine environments.

Claim Information

Rockcutter Capital Inc. holds title to two modified grid claims totaling 16 units, effectively covering approximately 340 hectares. Claim information summarized is as stated in government claim records and is current as of the date of this report.

The claims lie immediately adjacent to one of three claims held by a third party that covers the Chu Chua massive sulphide copper deposit. The deposit lies in the northeast corner of the CC 1 claim.

History and Previous Work

The area currently under option to us was formerly covered by various claims over the years.  These were part of a large block that was staked following the original discovery in 1977, by Craigmont Mines Limited, of what is now known as the Chu Chua copper deposit, which is currently held by a third party.

During the course of a regional geochemical survey a large gossan anomalous in copper was discovered. A gossan is rusty colored rock that is exposed on the surface of a property.  The gossan occurs as a result of the iron contained in the rock coming into contact with oxygen in the air. The presence of iron in the rock is significant, because it often is found in the vicinity of precious metals such as gold and industrial metals such as copper.

Prospecting determined that the gossan had been transported downslope, and led to the discovery upslope of a smaller gossan anomalous in copper and associated with a northerly striking massive iron oxide body. These showings were covered by the claims that adjoin the Chu Chua claims optioned to us.

From 1978 until 1991 numerous exploration programs were conducted, including grid controlled soil geochemical surveys, electromagnetic and magnetic geophysical surveys, airborne geophysical surveys and numerous drill programs. Geochemical work involves the gathering of rock and soil samples from property areas with the most potential to host economically significant mineralization based on past exploration results. These samples are then sent to a laboratory where they are crushed and analysed for metal content.

Electromagnetic surveys involve measuring whether or not rocks on the surface and subsurface of the property conduct electricity. Copper and gold are excellent conductors of electricity. Areas of high conductivity are targets for follow-up exploration.

Magnetic surveys involve searching for changes in the magnetic field over property areas.  Magnetic anomalies may be a result of accumulations of certain magnetic rocks such as phrrhotite, hematite and magnetite. These rock types are often found alongside base metals such as copper, zinc and nickel, or precious metals such as gold and silver.

Airborne geophysical surveys is the search for mineral deposits by measuring the physical property of near-surface rocks through the use of an airplane in order to detect, unusual responses caused by the presence of mineralization. Electrical, magnetic, gravitational, seismic and radioactive properties are the ones most commonly measured.

Drilling involves extracting a long cylinder of rock from the ground to determine amounts of metals at different depths.  Pieces of the rock obtained, known as drill core, are analysed for mineral content.

Although the main focus of this previous work was the deposit itself and the immediate area, some of the surveys and possibly a few drill holes took place within the confines of the ground now covered by the Chu Chua claims.

Conclusions and Recommendations

Mr. Jim Chapman’s geological report recommends a phase one exploration work program on the Chu Chua property that will include a thorough review of all available data from the exploration that took place on the Chu Chua deposit itself and on areas around it, some of which will have included the Chu Chua claims optioned to us. This review would also include the numerous provincial and federal government publications that attempted to define the geological framework of the deposit area. The review is considered a much more comprehensive and detailed review than the general review Mr. Chapman undertook in preparing the geological report. The phase one will include reviewing all the detailed reports underlying the government publications as well as reviewing all available assessment reports filed by prior claimholders that detail prior exploration work performed on the mineral claims and surrounding mineral claims. There are at least a dozen assessment reports to be analyzed that will provide detailed information on prior work programs, including geochemical, geophysical and drilling programs. The phase one work program will also entail the digitalization of prior data into a geographical information system database for further analysis. The more recent alteration study may also provide information that may lead to the discovery of previously unrecognized indicators. The data from regional geochemical stream sediment surveys conducted by the provincial government should also be incorporated.

Digitalization involves converting materials in various formats into a digital (computer readable) format to be electronically available. This process is usually some form of scanning, and then attaching descriptive records to that scanned file. Geographical information system is a system of hardware and software used for storage, retrieval, mapping, and analysis of geographic data. Spatial features are stored in a coordinate system (latitude/longitude, etc.), which references a particular place on the earth. Spatial data and associated attributes in the same coordinate system can then be layered together for mapping and analysis.

Once this information has been assembled, a short field program conducted by a geologist and an assistant should be completed to become familiar with the overall geological picture and to facilitate the planning of the phase two work program. The field work will consist of a site visit and is expected to take four or five days to complete. The geologist and the assistant will examine the areas of interest on the mineral claims that were identified by the review of available data. The field work is also intended to identify any visible rock exposures and rock outcrops that may warrant further investigation and to substantiate previous geological mapping. The field work will also examine logistic issues for the mineral claims including physical access to the different areas of the mineral claims for the anticipated phase two work program. Phase one will also include an updated geological report with an independent analysis and recommendation on the mineral claims. A budget of $15,000 is estimated for phase one. To date, no exploration expenditures have been spent by us on the Chu Chua property.

Our board of directors will make a determination whether to proceed with phase two of the exploration program upon completion of phase one of the exploration program by the geologist and the review of the results of phase one. In completing this determination, we will make an assessment as to whether the results of phase one are sufficiently positive to enable us to achieve any financing that may be necessary for us to proceed with phase two of the exploration program. This assessment will include an assessment of the market for financing of junior mineral exploration projects at the time of our assessment. If we decide not to proceed with phase two, the option agreement will terminate on October 31, 2005 when we will have failed to meet our exploration expenditure commitment of $100,000 on the mineral claims.

Phase two will consist of detailed follow-up geological mapping and prospecting of the claim area, with grid controlled geochemical and geophysical surveys as required to cover areas of specific interest as identified in phase one. Phase two is intended to identify the geological environment underlying the mineral claims and a detailed mineralization map to scale should be produced. A geologist and a camp consisting of five or six crew members will conduct a field program. Under the supervision of the geologist, the crew will collect sediment samples for geochemical analysis on the areas of interest identified in phase one. This field work is expected to take place over a two or three week period and the analysis of the sediment samples is expected to take an additional two to three weeks. This level of surveying and sampling will provide a higher level of reconnaissance information for the mineral claims. Phase two will also include an updated geological report with an independent analysis and recommendation on the mineral claims. A budget of $85,000 is estimated for phase two.

Again, our board of directors will make a determination whether to proceed with the next phase of the exploration program upon completion of phase two. In completing this determination, we will make an assessment as to whether the results are sufficiently positive to enable us to achieve any financing that may be necessary for us to proceed. The next phase of the exploration program would likely be comprised of a small drill program and a geological interpretation of the results of the drilling program. The drilling program would require access to the site of the mineral claims with drilling equipment, the issuance of a work permit and the posting of a bond. The estimated cost of completion of this phase of the exploration program is approximately $250,000. Positive drilling results at this phase could indicate zones of mineralization but will not indicate, in any way, mineral reserves.

We have not chosen anyone specific to conduct exploration work on the property. We intend to choose a geologist recognized in the province of British Columbia who has had experience working in the regional area of the property.

We intend to use the proceeds from this offering to commence the recommended phase one program. We will need to raise additional capital to complete the phase two program.

Compliance with Government Regulation

We will be required to comply with all regulations, rules and directives of governmental authorities and agencies applicable to the exploration of minerals in Canada generally, and in the Province of British Columbia, specifically. Under these laws, any work that utilizes mechanical equipment and disturbs the surface of the land must first submit a notice of work and reclamation as prescribed by the British Columbia Mines Act. Once the notice of work and reclamation has been approved, a permit will be issued which may entail the posting of a bond. The first two phases of exploration work will not require the work permit and posting of a bond because there will be no mechanical equipment on site and there will be no disturbance to the surface and we have the right to explore the property. The proposed phase three drilling program will require a permit and a bond. The expected time to receive the permit is between one and three months and the costs of obtaining the permit are anticipated to be approximately $5,000.

Any proposal to commence production of minerals will require prior approval of applicable governmental regulatory agencies including, but not limited to, the regional Mines Branch in Kamloops, British Columbia. The proposal will be reviewed by the Kamloops Mines Development Review Committee which has representatives of the various government agencies who are involved in the referral and review process for notices of work and reclamation.  The proposal will also be sent to the appropriate First Nation(s) for review and comment. Approval in principle of the proposed production then leads to permitting. The district inspector of Mines may attach terms and conditions to the Mines Act permit which reflect the deliberations of the Kamloops Mines Development Review Committee.  The amount of reclamation bonding is also established by the district inspector of Mines. If the terms and conditions and the security amount is acceptable to the applicant, the Mines Act permit is then issued. The timing of the approval will likely take one to two years and the costs of the proposal, feasibility studies and environmental studies are expected to be in excess of $400,000. We can provide no assurance to investors that such approvals will be obtained. The cost and delay involved in attempting to obtain such approvals cannot be known at this time.

We will have to sustain the cost of reclamation and environmental mediation for all exploration and development work undertaken. The amount of these costs is not known at this time as we do not know the extent of the exploration program that will be undertaken beyond completion of the recommended work programs. Because there is presently no information on the size, tenor, or quality of any resource or reserve at this time, it is impossible to assess the impact of any capital expenditures on earnings, our competitive position or us in the event a potentially economic deposit is discovered.

If we enter into production, the cost of complying with permit and regulatory environment laws will be greater than in phase one because the impact on the project area is greater. Permits and regulations will control all aspects of any production program if the project continues to that stage because of the potential impact on the environment.

Examples of regulatory requirements include:

-     Water discharge will have to meet water standards;

-     Dust generation will have to be minimal or otherwise re-mediated;

-     Dumping of material on the surface will have to be re-contoured and re-vegetated;

-     An assessment of all material to be left on the surface will need to be environmentally benign;

-     Ground water will have to be monitored for any potential contaminants;

-    The socio-economic impact of the project will have to be evaluated and if deemed negative, will have to be re-mediated; and

-    There will have to be an impact report of the work on the local fauna and flora.

During the second phase of exploration, a bond may be needed to cover possible land disturbance. In the case of normal fieldwork, this should be minimal. The costs of compliance with environmental regulations in the production phase are variable and cannot be determined at this time.

Competitive Conditions

The base metal mining industry is highly fragmented and we will be competing with many other exploration companies looking for base metals. We are one of the smallest exploration companies and are an infinitely small participant in the base metal exploration business. While we generally compete with other exploration companies, there is no competition for the exploration of minerals from our claims. Readily available base metal markets exist in Canada and around the world for the sale of base metals if we ever experience production. Therefore, we will likely be able to sell any base metals if we ever successfully discover and recover any base metals.

We are a junior mineral exploration company. We compete with other junior mineral exploration companies for financing from a limited number of investors that are prepared to make investments in junior mineral exploration companies. The presence of competing junior mineral exploration companies may impact on our ability to raise additional capital in order to fund our exploration programs if investors are of the view that investments in competitors are more attractive based on the merit of the mineral properties under investigation and the price of the investment offered to investors.

We will also be competing with other junior and senior mineral companies for available resources, including, but not limited to, professional geologists, camp staff, mineral exploration supplies and drill rigs.

Employees

As of the date of this prospectus, we do not have any employees other than our officer. We intend to retain independent geologists and consultants on a contract basis to conduct the work programs on the Chu Chua property.

Research and Development Expenditures

We have not incurred any research or development expenditures since our incorporation.

Subsidiaries

We do not have any subsidiaries.

Patents and Trademarks

We do not own, either legally or beneficially, any patent or trademark.

Plan of Operations

Our plan of operations for the twelve months following the date of this registration statement is to complete the following objectives within the time periods specified, subject to our obtaining the funding necessary for the continued exploration of the Chu Chua property and for the acquisition and exploration of additional mineral properties:

1.  We plan to conduct the recommended phase one exploration program on the Chu Chua property consisting of a thorough review of all available data on the Chu Chua property and a short field program. We anticipate that the cost of this part of this program will be approximately $15,000. We expect to commence this exploration program in the late summer or early fall of 2004 when exploration of the property is easier to conduct. Typically, over one meter of snow accumulates on the Chu Chua property during the winter. We expect to complete the exploration program over one month.

2. We intend to commence the phase two program described in the geological report and estimated to cost $85,000. We anticipate that we will have to raise additional funding in order to conduct the phase two program and that this phase would be conducted during the late spring or early summer of 2005 and will take approximately six to eight weeks to complete.

3.

If the results of our exploration indicates that land in the vicinity of the mineral claims is prospective and provides synergies with our exploration work programs, we may attempt to stake additional mineral claims or attempt to enter into joint venture or option agreements with surrounding claimholders to earn an interest in further mineral claims, subject to available financing.

4. We anticipate spending approximately $1,000 in ongoing general and administrative expenses per month for the next twelve months. The general and administrative expenses for the year will consist primarily of professional fees for the audit and legal work relating to our regulatory filings throughout the year, as well as transfer agent fees and general office expenses.

As at August 9, 2004, we had cash reserves of $2,800 which will sustain our minimum operations for approximately four months. However, we will need an additional $26,000 to cover the anticipated offering costs prior to the closing of this offering. In addition, due to the option agreement requirement to incur at least $15,000 in exploration expenditures on the Chu Chua property by October 31, 2004, we will need an additional $15,000 to avoid termination of the option agreement prior to the closing of this offering. We have had preliminary discussions with Rockcutter Capital Inc. to extend the deadline of October 31, 2004 but have not entered into any amending agreement and there are no assurances that an amending agreement will be entered into.

Mr. Brian Cheston, our president, has indicated to us that he will advance up to $45,000 over the next six months in order to enable us to proceed with this offering and incur the required exploration expenditures on the Chu Chua property by October 31, 2004. We anticipate that these funds would be advanced as a shareholder loan and would be paid out of the proceeds of this offering. However, Mr. Cheston is not legally obligated to provide this funding.

Our completion of the phase two work program and investigation and acquisition of additional mineral property interests is subject to us obtaining adequate financing as each of these expenditures will exceed our cash reserves. During the 12-month period following the date of this registration statement, we do not anticipate generating any revenue. We anticipate that additional funding will be in the form of equity financing from the sale of our common stock. However, we do not have any financing arranged and we cannot provide investors with any assurance that we will be able to raise sufficient funding from the sale of our common stock to fund the phase two exploration program.  In the absence of such financing, our business plan will fail.

We may consider entering into a joint venture partnership to provide the required funding to develop the mineral claims. We have not undertaken any efforts to locate a joint venture partner for the mineral claims. If we entered into a joint venture arrangement, we would likely have to assign a percentage of our interest in the property to the joint venture partner.

Based on the nature of our business, we anticipate incurring operating losses in the foreseeable future.

We base this expectation, in part, on the fact that very few mineral properties in the exploration stage ultimately develop into producing, profitable mines. Our future financial results are also uncertain due to a number of factors, some of which are outside our control. These factors include, but are not limited to:

-  our ability to raise additional funding

-  the market for base minerals such as zinc, copper and silver

-  results of our proposed exploration programs on the Chu Chua property

-  our ability to find joint venture partners for the development of our property interests

If we are successful in completing an equity financing, existing shareholders will experience dilution of their interest in our company.  In the event we are not successful in raising additional financing, we anticipate that we will not be able to proceed with our business plan. In such a case, we may decide to discontinue our current business plan and seek other business opportunities. In the event no other such opportunities are available, we may be forced to discontinue business. We do not have any specific alternative business opportunities in mind and have not planned for any such contingency.

Due to our lack of operating history and present inability to generate revenues, our auditors have stated their opinion that there currently exists substantial doubt about our ability to continue as a going concern.

If we find sufficient evidence that warrants further mineral exploration in phase two, we would likely conduct drilling on the mineral claims to determine if mineralization zones exist.  If we decide to conduct drilling on the mineral claims, we will require additional funding. The cost of such a program cannot be determined until results from the first two phases of exploration are completed.  However, we estimate that such a program will cost approximately $250,000.

We anticipate that additional funding will be in the form of equity financing from the sale of our common stock. However, we cannot provide investors with any assurance that we will be able to raise sufficient funding from the sale of our common stock to fund additional phases of exploration. We believe that debt financing will not be an alternative for funding additional phases of exploration.  We do not have any arrangements in place for any future equity financing.

Currently, Mr. Cheston devotes approximately ten hours per week and Mr. Chung devotes approximately one hour a week on our business. During periods of active exploration, Mr. Chung is expected to devote ten hours a week to the exploration program.

Results of Operations

We have had no operating revenues since our inception on December 11, 2003 through to April 30, 2004. Our activities have been financed from the proceeds of share subscriptions. From our inception, on December 11, 2003, to April 30, 2004, we have raised a total of $38,000 from private offerings of our securities.

For the three month period ended April 30, 2004, we incurred operating costs of $8,330. These operating costs included $6,626 in professional fees for the ongoing legal and accounting costs of this offering. We also incurred filing fees during the three month period ended April 30, 2004 of $1,474 for  uploading our filings to Edgar.

For the period from inception, December 11, 2003, to April 30, 2004, we incurred operating costs of $34,447. These operating costs included $19,748 in mineral property expenditures consisting of the $10,000 payment for the option to purchase the Chu Chua property, the deemed value of $2,000 for the issuance of 200,000 shares of our common stock pursuant to the payment for the option to purchase of the Chu Chua property and $7,748 representing the cost of the geological report on the Chu Chua property. In addition, we incurred $11,873 in professional fees during the period for legal and accounting services in connection with this offering. We also incurred filing fees during the period of $2,478 for the filing fee costs associated with incorporation, the ongoing filing fees to keep the Chu Chua property in good standing and our filings on Edgar.

Liquidity and Capital resources

At April 30, 2004, we had cash on hand of $7,406 and working capital of $5,553. This compares with cash on hand of $18,883 and working capital of $13,883 as at January 31, 2004.

We have funded our business to date from sales of our common stock. Gross proceeds from the sale of our common shares during the period from inception, on December 11, 2003, through to the year ended January 31, 2004, totaled $38,000. This compares with no such proceeds for the three month period ended April 30, 2004. Cash used in operating activities was $11,477 for the three month period ended April 30, 2004 which primarily consisted of the net loss during the period of $8,330. This compares to cash used in operating activities of $19,117 for the period from inception on December 11, 2003 to the year ended January 31, 2004 which reflects the costs of the option agreement and the costs of our operations.

There are no assurances that we will be able to achieve further sales of our common stock or any other form of additional financing. If we are unable to achieve the financing necessary to continue our plan of operations, then we will not be able to continue our exploration of the mineral claims and our venture will fail.

In the next 12 months, we are required to incur exploration expenditures totaling $15,000 in order to keep our option to acquire a 100% interest in the Chu Chua property in good standing. Should we fail to incur the exploration expenses, the property vendor is entitled to terminate the option. We may terminate the option agreement at any time without further obligation.

Description of Property

We currently do not have executive offices and use a mail service for our current mailing address at Suite 900, 555 Burrard Street, Vancouver, British Columbia. The cost is approximately $40 per month and can be cancelled at any time. Mr. Cheston, our President, provides his office space for the storage and maintenance of corporate records free of charge.

We also have an option to purchase a 100% interest in the Chu Chua property.

Certain Relationships and Related Transactions

Except as noted below, none of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

-   Any of our directors or officers;

-   Any person proposed as a nominee for election as a director;

-   Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;

-   Any of our promoters;

-   Any relative or spouse of any of the foregoing persons who has the same house as such person.

Mr. Brian Cheston, our sole officer and a director, has been our promoter since our inception. Mr. Cheston has acquired 2,000,000 shares of our common stock at a price of $0.001 per share. Mr. Cheston paid a total purchase price of $2,000 for these shares. Mr. Cheston purchased these shares on December 18, 2003. Other than the purchase of his stock Mr. Cheston has not entered into any agreement with us in which he is to receive from us or provide to us any thing of value.

Market for Common Equity and Related Stockholder Matters

No Public Market for our Common Stock

There is presently no public market for our common stock. We anticipate applying for trading of our common stock on the over the counter bulletin board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our shares will be traded on the bulletin board or, if traded, that a public market will materialize.

Holders of Our Common Stock

As of the date of this registration statement, we had 20 registered shareholders.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other person.

Dividends

There are no restrictions in our articles of incorporation or bylaws that restrict us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

(1)

we would not be able to pay our debts as they become due in the usual course of business; or

(2)  our total assets would be less than the sum of our total liabilities, plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends. We do not plan to declare any dividends in the foreseeable future.

Executive Compensation

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our executive officers by any person for all services rendered in all capacities to us from the date of our inception, on December 11, 2003, until January 31, 2004.

		Annual Compensation			Long Term Compensation
					Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compen- sation ($)	Restricted Stock Awards ($)	Securities Underlying Options/SARS (#)	LTIP payouts ($)	All Other Compen- sation ($)
Brian Cheston, CEO (1)	2004 (2)	Nil	Nil	Nil	Nil	Nil	Nil	Nil

(1)

Appointed Chief Executive Officer on December 11, 2003

(2) For the period from inception (December 11, 2003) to January 31, 2004

None of our directors have received monetary compensation since our incorporation to the date of this prospectus. We currently do not pay any compensation to our directors serving on our board of directors.

Stock Option Grants

We have not granted any stock options to the executive officers since our incorporation on December 11, 2003.

Employment Agreements

We do not have an employment or consultant agreement with Mr. Cheston, our President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and a director. We do not pay any salary to Mr. Cheston. Mr. Cheston spends 35% of his time working for us.

We do not have an employment or consultant agreement with Mr. Chung, one of our directors. We do not pay any salary or consulting fees to Mr. Chung. Mr. Chung spends 10% of his time working for us.

Index to Financial Statements

Our audited financial statements, as described below, are attached hereto.

1.   Audited financial statements for the period from inception (December 11, 2003) to January 31, 2004, including:

     (a)  Auditors’ Report

     (b)  Balance Sheet;

(c)  Statement of Operations;

     (d)  Statement of Stockholders' Equity;

(e)  Statement of Cash Flows; and

     (f)  Notes to Financial Statements.

1.   Unaudited financial statements for the three month period ended April 30, 2004, including:

     (a)  Balance Sheet;

(b)  Statement of Operations;

     (c)  Statement of Stockholders' Equity;

(d)  Statement of Cash Flows; and

     (e)  Notes to Financial Statements.

Dohan and Company	7700 North Kendall Drive, 200
Certified Public Accountants	Miami, Florida 33156-7564
A Professional Association	Telephone (305) 274-1366
Facsimile (305) 274-1368
E-mail info@uscpa.com
Internet www.uscpa.com

INDEPENDENT AUDITOR’S REPORT

Stockholders and Board of Directors

Rapa Mining Inc., (An Exploration Stage Company)

Vancouver, BC Canada

We have audited the accompanying balance sheet of Rapa Mining Inc. (An Exploration Stage Company) as of January 31, 2004, and the related statements of operations, stockholders’ equity and cash flows for the period from inception (December 11, 2003) to January 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurances about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in  the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respect, the financial position of Rapa Mining Inc. (An Exploration Stage Company) at January 31, 2004, and the results of its operations and its cash flows for the period from inception (December 11, 2003) to January 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company incurred a loss of $26,117 for the period from inception (December 11, 2003) to January 31, 2004, which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Dohan and Company, P.A.

Certified Public Accountants

Miami, Florida

February 25, 2004

Rapa Mining Inc.

(An Exploration Stage Company)

Balance Sheet

January 31, 2004

ASSETS

Current Assets
Cash and cash equivalents	$ 18,883
Deferred tax asset less valuation allowance of $9,141	-

Total Assets	$ 18,883

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable and accrued liabilities	$ 5,000
Total Current Liabilities	5,000

Stockholders’ Equity
Common stock, $0.001 par value; 75,000,000 shares authorized, 5,800,000 issued and outstanding	5,800
Additional paid-in capital	34,200
Deficit accumulated during the exploration stage	(26,117)

Total Stockholders’ Equity	13,883

Total Liabilities and Stockholders’ Equity	$ 18,883

The accompanying notes are an integral part of these financial statements.

Rapa Mining Inc.

(An Exploration Stage Company)

Statement of Operations

For the period from inception (December 11, 2003) to January 31, 2004

EXPENSES
Bank charges	$ 84
Filing fees	1,004
Mineral property expenditures	19,748
Office expenses	34
Professional fees	5,247

Loss before income taxes	26,117

Provision for income taxes	-

Net loss	$ (26,117)

Basic and diluted net loss per share	$ (0.01)

Weighted average number of shares of common stock outstanding	2,847,059

The accompanying notes are an integral part of these financial statements.

 Rapa Mining Inc.

(An Exploration Stage Company)

Statement of Stockholders’ Equity

	Common Stock
	Shares	Amount	Additional Paid-in Capital	Deficit Accumulated During Exploration Stage	Total Stockholders’ Equity

Balance, December 11, 2003 (date of inception)	–	$ –	$ –	$ –	$ –

Common stock issued for cash at $0.001 per share, December 2003	2,000,000	2,000	–	–	2,000

Common stock issued for mineral property at $0.01 per share, January 2004	200,000	200	1,800	–	2,000

Common stock issued for cash at $0.01 per share, January 2004	3,600,000	3,600	32,400	–	36,000

Net loss	–	–	–	(26,117)	(26,117)

Balance, January 31, 2004	5,800,000	$ 5,800	$ 34,200	$ (26,117)	$ 13,883

The accompanying notes are an integral part of these financial statements.

 Rapa Mining Inc.

(An Exploration Stage Company)

Statement of Cash Flows

For the period from inception (December 11, 2003) to January 31, 2004

Cash flows from operating activities
Net loss	$ (26,117)
Adjustments to reconcile net loss to cash used by operating activities
Stock issued for mineral property acquisition	2,000
Change in liabilities:
Increase in accounts payable and accrued liabilities	5,000

Net cash used in operating activities	(19,117)

Cash flows from financing activities
Proceeds from issuing common stock	38,000

Net cash provided by financing activities	38,000

Change in cash and cash equivalents for the period	18,883

Cash and cash equivalents, beginning of period	–

Cash and cash equivalents, end of period	$ 18,883

Cash paid during the period for interest	$ –

Cash paid during the period for income taxes	$ –

The accompanying notes are an integral part of these financial statements.

Rapa Mining Inc.

(An Exploration Stage Company)

Notes to Financial Statements

January 31, 2004

1.   HISTORY AND ORGANIZATION OF THE COMPANY

The Company was incorporated on December 11, 2003, under the Laws of the State of Nevada and is in the business of exploring mineral properties. The Company has not yet determined whether its properties contain mineral resources that may be economically recoverable.  The Company therefore has not reached the development stage and is considered to be an exploration stage company.

The recoverability of mineral property costs is dependent upon the existence of economically recoverable reserves, confirmation of the Company's interest in the underlying mineral claims, the ability of the Company to obtain necessary financing to complete the exploration and upon future profitable production.

The Company’s fiscal year end is January 31st.

2.   GOING CONCERN

These financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America with the on-going assumption that the Company will be able to realize its assets and discharge its liabilities in the normal course of business.  However, certain conditions noted below currently exist which raise substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments to the amounts and classifications of assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

The operations of the Company have primarily been funded by the issuance of common stock.  Continued operations of the Company are dependent on the Company’s ability to complete equity financings or generate profitable operations in the future.  Management’s plan in this regard is to secure additional funds through future equity financings. Such financings may not be available or may not be available on reasonable terms.

Deficit accumulated during the exploration stage	$ (26,117)
Working capital	13,883

3.   SIGNIFICANT ACCOUNTING POLICIES

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America and are stated in US dollars. The significant accounting policies adopted by the Company are as follows:

Rapa Mining Inc.

(An Exploration Stage Company)

Notes to Financial Statements

January 31, 2004

3.   SIGNIFICANT ACCOUNTING POLICIES (continued)

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period.  Actual results could differ from these estimates.

Foreign currency translation

Transaction amounts denominated in foreign currencies are translated into United States currency at exchanges rates prevailing at transactions dates. Carrying values of monetary assets and liabilities are adjusted at each balance sheet date to reflect the exchange rate at that date.  Gains and losses from restatement of foreign currency monetary assets and liabilities are included in income.

Cash and cash equivalents

The Company considers cash held at banks and all highly liquid investments with original maturities of three months or less to be cash and cash equivalents.

Mineral properties

Costs of acquisition, exploration, carrying, and retaining unproven properties are expensed as incurred.

Environmental requirements

At the report date, environmental requirements related to mineral claims acquired are unknown and therefore an estimate of any future cost cannot be made.

Income taxes

A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carryforwards. Deferred tax expenses (benefit) result from the net change during the period of deferred tax assets and liabilities.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Rapa Mining Inc.

(An Exploration Stage Company)

Notes to Financial Statements

January 31, 2004

3.   SIGNIFICANT ACCOUNTING POLICIES (continued)

Net loss per share

Basic net loss per share is computed by dividing loss attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share takes into consideration shares of common stock outstanding (computed under basic earnings per share) and potentially dilutive shares of common stock.

Recent Accounting Pronouncements

In April 2003, FASB issued Statements of Financial Accounting Standards No. 149 “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (“SFAS 149”).  SFAS 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under FASB Statement No. 133 “Accounting for Derivative Instruments and Hedging Activities”.  SFAS 149 is generally effective for contracts entered into or modified after June 30, 2003.

In May 2003, FASB issued Statements of Financial Accounting Standards No. 150 “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS 150”).  SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity.  SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003.

The adoption of these new pronouncements is not expected to have a material effect on the Company's financial position or results of operations.

4.   MINERAL PROPERTY

Pursuant to an option agreement dated January 5, 2004, the Company has the right to acquire a 100% interest in certain mining claims located in the Kamloops Mining Division of British Columbia, Canada for $10,000 (paid), the issuance of 200,000 shares of the Company’s common stock (issued) and incurring exploration and expenditures of $100,000 in various stages by October 2005.  As the claims do not contain any known reserves, the acquisition costs were expensed during the period ended January 31, 2004. The mineral property claims expire February 19, 2005.

Rapa Mining Inc.

(An Exploration Stage Company)

Notes to Financial Statements

January 31, 2004

5.   COMMON STOCK

On December 18, 2003, the Company issued 2,000,000 shares of common stock at a price of $0.001 per share under Regulation S of the Securities Act of 1933 for total proceeds of $2,000.

On January 5, 2004, the Company issued 200,000 shares of common stock at a price of $0.01 per share under Regulation S of the Securities Act of 1933 in conjunction with the signing of an option agreement for certain mining claims.

On January 16, 2004, the Company issued 3,600,000 shares of common stock at a price of $0.01 per share under Regulation S of the Securities Act of 1933 for total proceeds of $36,000.

6.   RELATED PARTY TRANSACTIONS

During the period from inception (December 11, 2003) to January 31, 2004, the Company issued 2,000,000 shares of its common stock for proceeds of $2,000 to an officer and director of the Company.

7.   INCOME TAXES

A reconciliation of income taxes at statutory rates with the reported taxes is as follows:

January 31, 2004

Net loss	$ (26,117)

Expected income tax recovery	$ 9,141
Unrecognized current benefit of operating losses	(9,141)

Total income taxes	$ -

The Company’s total future income tax asset is as follows:

January 31, 2004
Tax benefit of net operating loss carryforward	$ 9,141
Valuation allowance	(9,141)
$ -

The Company has net operating loss carryforwards of approximately $26,000 available for deduction against future years taxable income. The valuation allowance increased to $9,141 during the period ended January 31, 2004, since the realization of the net operating loss carryforwards are doubtful. It is reasonably possible that the Company's estimate of the valuation allowance will change. The operating loss carryforwards will expire in 2024.

Rapa Mining Inc.

(An Exploration Stage Company)

Notes to Financial Statements

January 31, 2004

8.   FINANCIAL INSTRUMENTS

The Company's financial instruments consist of cash and cash equivalents and accounts payable and accrued liabilities. Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair value of these financial instruments approximate their carrying values, unless otherwise noted.

9.   SEGMENT INFORMATION

The Company operates in one reportable segment, being the exploration of mineral properties, in Canada.

Rapa Mining Inc.

(An Exploration Stage Company)

INTERIM FINANCIAL STATEMENTS

FOR THE THREE MONTH PERIOD ENDED APRIL 30, 2004

(Unaudited)

Rapa Mining Inc.

(An Exploration Stage Company)

Balance Sheet

(Unaudited)

April 30,
2004

ASSETS

Current Assets
Cash and cash equivalents	$ 7,406
Prepaid expenses	1,018
Deferred tax asset less valuation allowance of $12,056 and $9,141	-

Total Assets	$ 8,424

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable and accrued liabilities	$ 2,871
Total Current Liabilities	2,871

Stockholders’ Equity
Common stock, $0.001 par value; 75,000,000 shares authorized, 5,800,000 issued and outstanding (January 31, 2004 – 5,800,000)	5,800
Additional paid-in capital	34,200
Deficit accumulated during the exploration stage	(34,447)

Total Stockholders’ Equity	5,553

Total Liabilities and Stockholders’ Equity	$ 8,424

The accompanying notes are an integral part of these interim financial statements.

Rapa Mining Inc.

(An Exploration Stage Company)

Statements of Operations

(Unaudited)

	Cumulative amounts from inception (December 11, 2003) to April 30, 2004	Three-month period ended April 30, 2004

EXPENSES
Bank charges	$ 188	$ 104
Filing fees	2,478	1,474
Mineral property expenditures	19,748	-
Office expenses	160	126
Professional fees	11,873	6,626

Loss before income taxes	34,447	8,330

Provision for income taxes	-	-

Net loss	$ (34,447)	$ (8,330)

Basic and diluted net loss per share		$ (0.01)

Weighted average number of shares of common stock outstanding		5,800,000

The accompanying notes are an integral part of these interim financial statements.

 Rapa Mining Inc.

(An Exploration Stage Company)

Statement of Stockholders’ Equity

(Unaudited)

	Common Stock
	Shares	Amount	Additional Paid-in Capital	Deficit Accumulated During Exploration Stage	Total Stockholders’ Equity

Balance, December 11, 2003 (date of inception)	–	$ –	$ –	$ –	$ –

Common stock issued for cash at $0.001 per share, December 2003	2,000,000	2,000	–	–	2,000

Common stock issued for mineral property at $0.01 per share, January 2004	200,000	200	1,800	–	2,000

Common stock issued for cash at $0.01 per share, January 2004	3,600,000	3,600	32,400	–	36,000

Net loss	–	–	–	(26,117)	(26,117)

Balance, January 31, 2004	5,800,000	$ 5,800	$ 34,200	$ (26,117)	$ 13,883

Net loss	–	–	–	(8,330)	(8,330)

Balance, April 30, 2004 (Unaudited)	5,800,000	$ 5,800	$ 34,200	$ (34,447)	$ 5,553

The accompanying notes are an integral part of these interim financial statements.

 Rapa Mining Inc.

(An Exploration Stage Company)

Statements of Cash Flows

(Unaudited)

	Cumulative amounts from inception (December 11, 2003) to April 30, 2004	Three-month period ended April 30, 2004

Cash flows from operating activities
Net loss	$ (34,447)	$ (8,330)
Adjustments to reconcile net loss to cash used by operating activities
Stock issued for mineral property acquisition	2,000	-
Change in liabilities:
Increase in prepaid expenses	(1,018)	(1,018)
Increase (decrease)in accounts payable and accrued liabilities	2,871	(2,129)

Net cash used in operating activities	(30,594)	(11,477)

Cash flows from financing activities
Proceeds from issuing common stock	38,000	-

Net cash provided by financing activities	38,000	-

Change in cash and cash equivalents for the period	7,406	(11,477)

Cash and cash equivalents, beginning of period	–	18,883

Cash and cash equivalents, end of period	$ 7,406	$ 7,406

Cash paid during the period for interest	$ –	$ –

Cash paid during the period for income taxes	$ –	$ –

The accompanying notes are an integral part of these interim financial statements.

Rapa Mining Inc.

(An Exploration Stage Company)

Notes to Interim Financial Statements

April 30, 2004

(Unaudited)

1.   HISTORY AND ORGANIZATION OF THE COMPANY

The Company was incorporated on December 11, 2003, under the Laws of the State of Nevada and is in the business of exploring mineral properties. The Company has not yet determined whether its properties contain mineral resources that may be economically recoverable.  The Company therefore has not reached the development stage and is considered to be an exploration stage company.

The recoverability of mineral property costs is dependent upon the existence of economically recoverable reserves, confirmation of the Company's interest in the underlying mineral claims, the ability of the Company to obtain necessary financing to complete the exploration and upon future profitable production.

The accompanying unaudited financial statements have been prepared by the Company in conformity with generally accepted accounting principles in the United States of America for interim financial statements. In the opinion of management, the accompanying unaudited financial statements contain all adjustments necessary (consisting of normal recurring accruals) to present fairly the financial information contained therein. The accompanying unaudited financial statements do not include all disclosures required by generally accepted accounting principles in the United States of America and should be read in conjunction with the audited financial statements of the Company for the period ended January 31, 2004. The results of operations for the three-month period ended April 30, 2004, are not necessarily indicative of the results to be expected for the year ending January 31, 2005.

2.   GOING CONCERN

These financial statements have been prepared with the on-going assumption that the Company will be able to realize its assets and discharge its liabilities in the normal course of business.  However, certain conditions noted below currently exist which raise substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments to the amounts and classifications of assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

The operations of the Company have primarily been funded by the issuance of common stock.  Continued operations of the Company are dependent on the Company’s ability to complete equity financings or generate profitable operations in the future.  Management’s plan in this regard is to secure additional funds through future equity financings. Such financings may not be available or may not be available on reasonable terms.

April 30, 2004 (Unaudited)

Deficit accumulated during the exploration stage	$ (34,447)
Working capital	5,553

Rapa Mining Inc.

(An Exploration Stage Company)

Notes to Interim Financial Statements

April 30, 2004

(Unaudited)

3.   SIGNIFICANT ACCOUNTING POLICIES

Use of estimates

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period.  Actual results could differ from these estimates.

Foreign currency translation

Transaction amounts denominated in foreign currencies are translated into United States currency at exchanges rates prevailing at transactions dates. Carrying values of monetary assets and liabilities are adjusted at each balance sheet date to reflect the exchange rate at that date.  Gains and losses from restatement of foreign currency monetary assets and liabilities are included in income.

Cash and cash equivalents

The Company considers cash held at banks and all highly liquid investments with original maturities of three months or less to be cash and cash equivalents.

Mineral properties

Costs of acquisition, exploration, carrying, and retaining unproven properties are expensed as incurred.

Environmental requirements

At the report date, environmental requirements related to mineral claims acquired are unknown and therefore an estimate of any future cost cannot be made.

Income taxes

A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carryforwards. Deferred tax expenses (benefit) result from the net change during the period of deferred tax assets and liabilities.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net loss per share

Basic net loss per share is computed by dividing loss attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share takes into consideration shares of common stock outstanding (computed under basic earnings per share) and potentially dilutive shares of common stock.

Rapa Mining Inc.

(An Exploration Stage Company)

Notes to Interim Financial Statements

April 30, 2004

(Unaudited)

3.   SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent Accounting Pronouncements

In April 2003, FASB issued Statements of Financial Accounting Standards No. 149 “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (“SFAS 149”).  SFAS 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under FASB Statement No. 133 “Accounting for Derivative Instruments and Hedging Activities”.  SFAS 149 is generally effective for contracts entered into or modified after June 30, 2003.

In May 2003, FASB issued Statements of Financial Accounting Standards No. 150 “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS 150”).  SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity.  SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003.

The adoption of these new pronouncements did not have a material effect on the Company's financial position or results of operations.

4.   MINERAL PROPERTY

Pursuant to an option agreement dated January 5, 2004, the Company has the right to acquire a 100% interest in certain mining claims located in the Kamloops Mining Division of British Columbia, Canada for $10,000 (paid), the issuance of 200,000 shares of the Company’s common stock (issued) and incurring exploration and expenditures of $100,000 in various stages by October 2005.  As the claims do not contain any known reserves, the acquisition costs were expensed during the period ended January 31, 2004. The mineral property claims expire February 19, 2005.

5.   COMMON STOCK

On December 18, 2003, the Company issued 2,000,000 shares of common stock at a price of $0.001 per share under Regulation S of the Securities Act of 1933 for total proceeds of $2,000.

On January 5, 2004, the Company issued 200,000 shares of common stock at a price of $0.01 per share under Regulation S of the Securities Act of 1933 in conjunction with the signing of an option agreement for certain mining claims.

On January 16, 2004, the Company issued 3,600,000 shares of common stock at a price of $0.01 per share under Regulation S of the Securities Act of 1933 for total proceeds of $36,000.

6.   RELATED PARTY TRANSACTIONS

During the period from inception (December 11, 2003) to April 30, 2004, the Company issued 2,000,000 shares of its common stock for proceeds of $2,000 to an officer and director of the Company.

Rapa Mining Inc.

(An Exploration Stage Company)

Notes to Interim Financial Statements

April 30, 2004

(Unaudited)

7.   FINANCIAL INSTRUMENTS

The Company's financial instruments consist of cash and cash equivalents and accounts payable and accrued liabilities. Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair value of these financial instruments approximate their carrying values, unless otherwise noted.

8.   SEGMENT INFORMATION

The Company operates in one reportable segment, being the exploration of mineral properties, in Canada.

Changes in and Disagreements with Accountants

We have had no changes in or disagreements with our accountants.

Available Information

We have filed a registration statement on Form SB-2 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement and does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company and are not necessarily complete. We refer you to our registration statement and each exhibit attached to it for a more complete description of matters involving the company, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement and exhibits and schedules filed with the Securities and Exchange Commission at the Commission's principle office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. Our registration statement and the referenced exhibits can also be found on this site.

We are not currently subject to the Securities Exchange Act of 1934 and currently are not required to, and do not, deliver annual, quarterly or special reports to shareholders. We will not deliver such reports to our shareholders until after, and if, this offering is declared effective by the SEC. Once such effectiveness is granted, if ever, we will deliver annual reports to securities holders containing audited financial statements as well as complying with other SEC and state filing requirements.

Dealer Prospectus Delivery Obligation

Until 180 days from the effective date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II

Information Not Required In The Prospectus

Item 24.  Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the NRS, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company’s articles of incorporation that is not the case with our articles of incorporation. Excepted from that immunity are:

(1)  a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

(2)  a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

(3)  a transaction from which the director derived an improper personal profit; and

(4)  willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

(1)  such indemnification is expressly required to be made by law;

(2)  the proceeding was authorized by our Board of Directors;

(3)  such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or

(4)  such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance all expenses incurred to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was our director or officer, or is or was serving at our request as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request. This advanced of expenses is to be made upon receipt of an undertaking by or on behalf of such person to repay said amounts should it be ultimately determined that the person was not entitled to be indemnified under our bylaws or otherwise.

Our bylaws also provide that no advance shall be made by us to any officer in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding; or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination  is made  demonstrate clearly and convincingly that such  person acted  in bad faith or in a manner that such person did  not believe to be in or not opposed to our best interests.

Item 25. Other Expenses of Issuance And Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee

$     107.06

Accounting fees and expenses

$10,000.00

Legal fees and expenses

$15,000.00

EDGAR filing fees

$     892.94

Total

$26,000.00

All amounts are estimates other than the Commission's registration fee.

We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 26.  Recent Sales Of Unregistered Securities

We completed an offering of 2,000,000 shares of our common stock at a price of $0.001 per share to an officer and director on December 18, 2003, for total proceeds of $2,000. We completed this offering pursuant to Regulation S and Section 4(2) of the Securities Act. The officer and director purchasing common shares pursuant to Rule 903(a) and (b)(3) of Regulation S represented to us that he resided outside of and was not a citizen of the United States. We did not engage in a distribution of this offering in the United States. The purchaser represented his intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends will be affixed to the stock certificate issued to the purchaser in accordance with Regulation S. The investor was given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchaser.

Pursuant to a mineral property option agreement dated January 5, 2004, we issued a total of 200,000 shares of our common stock at a deemed price of $0.01 each to Rockcutter Capital Inc., a British Columbia corporation, in consideration of its granting us the option to acquire a 100% interest in the Chu Chua property. The aggregate deemed value of the shares we issued to Rockcutter Capital inc. was $2,000. These securities are restricted pursuant to Rule 144. Appropriate legends will be affixed to the stock certificates representing these shares. Management believes that the transaction was exempt from registration pursuant to Rule 506 and Section 4(2) of the Securities Act as a transaction by an Issuer not involving a public offering. Rockcutter Capital Inc. had sufficient knowledge and experience in financial and business matters, it was able to evaluate the merits and risks of an investment in us, had access to the type of information normally provided in a prospectus, and the transaction was non-recurring and privately negotiated. Rockcutter Capital Inc. is a British Columbia corporation that owns the mineral claims pursuant to the British Columbia Mining Tenure Act, and, as a consequence of their knowledge of mineral claims and the resultant business involving mineral rights, is a sophisticated investor in the business of mineral exploration and is capable of evaluating the risks and uncertainties of investing in our business.

We completed an offering of 3,600,000 shares of our common stock at a price of $0.01 per share to a total of eighteen purchasers on January 16, 2004. The total proceeds from this offering was $36,000. We completed the offering pursuant to Regulation S and Section 4(2) of the Securities Act. All of the persons purchasing common shares pursuant to Rule 903(a) and (b)(3) of Regulation S represented to us that they resided outside of and were not citizens of the United States. We did not engage in a distribution of this offering in the United States. Each purchaser represented his intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends will be affixed to the stock certificate issued to each purchaser in accordance with Regulation S. Each investor was given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers.

Regulation S Compliance

Each offer or sale was made in an offshore transaction;

No directed selling efforts were made in the United States by the registrant, a distributor, any of their respective affiliates, or any person acting on behalf of any of the foregoing;

Offering restrictions were, and are, implemented;

No offer or sale was made to a U.S. person or for the account or benefit of a U.S. person;

Each purchaser of the securities certifies that it was not a U.S. person and was not acquiring the securities for the account or benefit of any U.S. person;

Each purchaser of the securities agreed to resell such securities only in accordance with the provisions of Regulation S, pursuant to registration under the Act, or pursuant to an available exemption from registration; and agreed not to engage in hedging transactions with regard to such securities unless in compliance with the Act;

The securities contain a legend to the effect that transfer is prohibited except in accordance with the provisions of Regulation S, pursuant to registration under the Act, or pursuant to an available exemption from registration; and that hedging transactions involving those securities may not be conducted unless in compliance with the Act; and

The issuer is required, either by contract or a provision in its bylaws, articles, charter or comparable document, to refuse to register any transfer of the securities not made in accordance with the provisions of Regulation S pursuant to registration under the Act, or pursuant to an available exemption from registration; provided, however, that if any law of any Canadian province prevents the registrant from refusing to register securities transfers, other reasonable procedures (such as a legend described in paragraph (b)(3)(iii)(B)(3) of Regulation S. have been implemented to prevent any transfer of the securities not made in accordance with the provisions of Regulation S.

Item 27. Exhibits.

EXHIBIT NUMBER	DESCRIPTION
3.1	Articles of Incorporation*
3.2	By-Laws*
5.1	Opinion of Joseph I. Emas, with consent to use
10.1	Mineral Property Option Agreement*
10.2	Escrow Agreement***
10.3	Amended Escrow Agreement
23.1	Consent of Independent Auditors
23.2	Consent of Geologist to use of name**
23.3	Consent of Counsel (Included in Exhibit 5.1)
24.1	Power of Attorney (Included on the signature page of this registration statement)

* Previously filed with Form SB-2 on March 16, 2004.

** Previously filed with Amendment No. 1 to Form SB-2 on May 6, 2004.

*** Previously filed with Amendment No. 3 to Form SB-2 on July 19, 2004.

Item 28.  Undertakings.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(a) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b) reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(c) include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

Signatures

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Vancouver, Province of British Columbia on August 9, 2004.

Rapa Mining Inc.

By:  /S/ Brian Cheston

Brian Cheston, President

Power of Attorney

ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Brian Cheston, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any one of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE

CAPACITY IN WHICH SIGNED

DATE

/S/  Brian Cheston

President, Chief Executive Officer,

    August 9, 2004

    Brian Cheston

Chief Financial Officer, Secretary, Treasurer,

Principal Accounting Officer and Director

/S/  Paul Chung

Director

    August 9, 2004

    Paul Chung